Filed Pursuant to Rule 424(b)(5)
Registration No. 333-198059

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 18, 2015

PROSPECTUS SUPPLEMENT

To Prospectus Dated August 22, 2014

3,100,000 Shares

HealthStream, Inc.

Common Stock

We are offering 3,100,000 shares of our common stock.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “HSTM.” On May 15, 2015, the closing price of our common stock as reported on The NASDAQ Global Select Market was $27.73 per share.

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page S-13 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to us (before expenses)	$	$

We have granted the underwriters an option to purchase from us up to an additional 465,000 shares of our common stock at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement to cover over-allotments, if any.

The underwriters expect to deliver the shares of our common stock on or about                     , 2015.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

William Blair		Raymond James

Avondale Partners	Craig-Hallum Capital Group	First Analysis

The date of this prospectus supplement is                     , 2015.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering of common stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus that we may authorize to be provided to you. We have not, and the underwriters have not, authorized any person to provide you with additional or different information. No dealer, salesperson or other person is authorized to give any information or represent anything not contained in this prospectus supplement, the accompanying prospectus or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus supplement, the accompanying prospectus or any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus supplement, the accompanying prospectus or any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus or any related free writing prospectus is accurate only as of the respective dates of those documents and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates and neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale hereunder shall, under any circumstances, create any implication to the contrary.

This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission (SEC) relating to the securities offered hereby. This prospectus supplement does not contain all of the information that we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the additional information included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement.

This prospectus supplement and the accompanying prospectus contain and incorporate by reference market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified such data.

This prospectus supplement, the accompanying prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement, the accompanying prospectus or any related free writing prospectus are the property of their respective owners.

This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described herein or therein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as

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exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus are a part, and you may obtain copies of those documents as described below under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Unless the context indicates otherwise, references in this prospectus supplement to “HealthStream,” “we,” “us,” “our” and “the Company” collectively refer to HealthStream, Inc. and all of its subsidiaries.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us, this offering and information appearing elsewhere in this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference. This information is not complete and does not contain all of the information you should consider before investing in our common stock. You should carefully read this entire prospectus supplement and the entire accompanying prospectus and any related free writing prospectus that we have authorized for use in connection with this offering, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus that we have authorized for use in connection with this offering, and under similar headings in the other documents that are incorporated by reference herein. You should also carefully read the information incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus supplement and accompanying prospectus are a part. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” below.

Our Company

We provide workforce, patient experience and provider solutions for healthcare organizations—all designed to assess and develop the people that deliver patient care. Through these methods, our solutions support the improvement of business and clinical outcomes. Our subscription-based workforce products are used by healthcare organizations to meet a broad range of their training, certification, competency, assessment, performance appraisal and development needs. Our patient experience products provide our customers with information about patients’ experiences and how to improve them, workforce engagement, physician relations, and community perceptions of their services. Our subscription-based provider products are used by healthcare organizations for provider credentialing, privileging, call center and enrollment needs. Our customers include healthcare organizations, pharmaceutical and medical device companies, as well as other participants in the healthcare industry.

As of March 31, 2015, we had approximately 4.43 million total subscribers to our subscription-based solutions. Each individual end-user who utilizes at least one HealthStream subscription-based solution is counted as one subscriber, regardless of the number of subscriptions contracted by or for that end-user. Of our 4.43 million total subscribers, 4.27 million were already implemented as of March 31, 2015 and 156,000 were in the process of implementation.

Our solutions include our SaaS-based platform applications, plus courseware or content. We provide educational activities and training courseware through the HealthStream Learning Center™ (HLC); competency management tools through the HealthStream Competency Center (HCC); and performance management solutions through the HealthStream Performance Center (HPC). Our patient experience products and service offerings include quality and satisfaction surveys, data analyses of survey results, patient experience evaluation and improvement, and other research-based measurement tools focused on patients, physicians, employees, and members of the community. Our provider solutions offer proprietary software application products designed to meet healthcare provider credentialing, privileging and enrollment administration needs.

Our Recent Acquisition of HealthLine Systems, LLC

On March 16, 2015, we acquired all of the issued and outstanding membership interests of HealthLine Systems, LLC (HLS), a San Diego, California based company that specializes in healthcare credentialing, privileging, call center, and quality management software services (the “HLS Acquisition”). The consideration paid for HLS consisted of approximately $88.1 million in cash, taking into account a post-closing working capital adjustment.

Following the closing of the HLS Acquisition, we formed a new business segment, HealthStream Provider Solutions, in addition to our other two business segments, HealthStream Workforce Solutions and HealthStream Patient Experience Solutions. We appointed a President of HealthStream Provider Solutions, who reports directly to our Chief Executive Officer. The HealthStream Provider Solutions segment reflects the combination of HLS and Sy.Med Development, Inc. (Sy.Med), a business we acquired in 2012. On May 18, 2015, the Company filed a Current Report on Form 8-K with the SEC, which is incorporated by reference herein, that included recast financial statements and related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” discussion to retrospectively reflect the addition of the HealthStream Provider Solutions segment for the periods included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. There has been no change to our previously reported financial statements for the periods reported therein other than the change in business segment presentation.

Our Industry and Market Opportunity

According to the deputy director of the National Health Statistics Group at the Centers for Medicare and Medicaid Services (CMS), spending in the healthcare industry reached approximately $2.9 trillion in 2013, or 17.4% of the 2013 U.S. gross domestic product and is projected to reach approximately $3.2 trillion in 2015, or 17.6% of the estimated 2015 U.S. gross domestic product. Hospital care expenditures accounted for approximately 32.3% of the $2.9 trillion in healthcare industry spending. According to the Bureau of Labor Statistics, approximately 18.3 million professionals are employed in the U.S. healthcare industry, with approximately 4.8 million employed in acute-care hospitals and approximately 3.3 million employed in post-acute-care organizations, our primary target markets for our products. As of March 31, 2015, approximately 4.43 million healthcare professionals were subscribers to our subscription-based solutions, which include 4.27 million subscribers that have already been implemented and 156,000 subscribers in the process of implementation.

All acute care hospital-based healthcare professionals that work in the nation’s over 5,000 acute-care hospitals are required by federal mandates and accrediting bodies to complete training in a number of areas. This training includes safety training mandated by both the Occupational Safety and Health Administration (OSHA) and The Joint Commission (an independent, not-for-profit organization that accredits and certifies healthcare organizations and programs in the United States), as well as required training on patient information confidentiality under the Health Insurance Portability and Accountability Act.

In hospitals and post-acute care organizations, staffing issues and personnel shortages have also contributed to the need for facility-based workforce development as well as additional assessment and competency-based training. For example, the American Journal of Medical Quality (2012) reports that a shortage of registered nurses (RNs) is projected to continue, with a national shortfall exceeding 900,000 RN positions by 2030. The Association of American Medical Colleges (2015) reported that the demand for physicians will continue to grow faster than supply, leading to a projected shortfall of between 46,100 and 96,400 physicians by 2025. We believe that training and education offerings for hospital and post-acute care personnel are increasingly being utilized by healthcare organizations as a retention and recruitment incentive.

Many healthcare professionals use continuing education to keep abreast of the latest developments and meet licensing and certification requirements. Continuing education is typically required for nurses, emergency medical services personnel, first responder personnel, radiologic personnel, and physicians. Pharmaceutical and medical device companies in many cases must also provide their medical industry sales representatives with training required to meet regulatory and industry requirements. Such companies also provide support and content for education and training for audiences that use their products in healthcare organizations.

A large portion of the nation’s hospitals and a growing number of post-acute care organizations utilize research and survey tools to gain insight about patients’ experiences in order to assess workforce competency and engagement, determine the status of physician relations, and measure the perceptions about the hospitals in the communities they serve. Industry-wide interest is increasing in surveys, due in part to the Consumer Assessment of Healthcare Providers and Systems (CAHPS®) Hospital Survey launched by CMS in partnership with the Agency for Healthcare Research and Quality. For the CAHPS® Hospital Survey, hospitals must submit data to CMS for certain required quality measures in order to receive the full market basket increase to their reimbursement payment rates from CMS. Hospitals that fail to submit this survey data will incur a reduction of two percentage points in the inpatient market basket update amount for the second following federal fiscal year. Similar programs for other healthcare settings, which require reporting for reimbursement purposes, include Home Healthcare CAHPS (HHCAHPS), Clinician and Group CAHPS (CG-CAHPS), In-Center Hemodialysis CAHPS (ICH CAHPS), Hospice CAHPS, and CAHPS for accountable care organizations. We offer a wide range of CAHPS and other surveys, including those for children’s hospitals, emergency departments, hemodialysis centers, hospices, clinician and group practices, patient-centered medical homes, and accountable care organizations. In addition to the CAHPS surveys, we also offer a wide range of patient surveys to healthcare providers, including in the areas of inpatient behavioral health, inpatient rehabilitation, inpatient oncology, inpatient pediatric care and neonatal intensive care.

The healthcare education industry is highly fragmented, with a wide variety of companies participating differentiated largely by delivery methods (i.e., online products, live events, written materials, and manikins for simulation-based training). The immense volume of healthcare information available to satisfy continuing education needs, rapid advances in medical developments, and the time constraints that healthcare professionals face make it difficult to quickly and efficiently access the continuing education content most relevant to an individual’s practice or profession. Historically, healthcare professionals typically received continuing education and training through offline publications, such as medical journals or by attending conferences and seminars, while other healthcare workers and pharmaceutical and medical device manufacturers’ sales and internal regulatory personnel received training from external vendors or internal training departments. While these approaches satisfy the ongoing education and training requirements, they are typically costly and inconvenient. In addition, live courses are often limited in the breadth of offerings and do not provide a method for tracking training completion. The results of these traditional methods, both from a business and compliance standpoint, are difficult to track and measure. While hospitals and health systems occasionally survey their patients, physicians, and employees using their own internal resources, the practice is not widespread because they do not typically possess the valuable comparative benchmarking data that is available from independent survey research vendors.

Finally, the hospital industry continues to operate under intense pressure to reduce costs as a result of reductions in government reimbursement rates and increased focus on cost containment consistent with participation of patients in managed care programs. In addition, hospitals and pharmaceutical and medical device companies continue to experience rising operating costs, coupled with increased pressure to measure and report on the outcomes of their training expenditures. Our products and services are designed to meet these needs by reducing healthcare organizations’ training costs while improving learning outcomes, enhancing reporting capabilities, and supporting customers’ business objectives.

Our Solutions

Our solutions are organized into three product segments—HealthStream Workforce Solutions, HealthStream Patient Experience Solutions, and HealthStream Provider Solutions—which collectively help healthcare organizations meet their ongoing training, education, assessment, competency management and compliance needs. We provide our solutions to a wide range of customers across the healthcare industry, including private, not for profit, and government entities, as well as pharmaceutical and medical device companies. We derive a substantial portion of our revenues from a relatively small number of customers, although no single customer represented more than 10 percent of our revenues during the first three months of 2015, or during 2014, 2013 and 2012. Examples of customers that have purchased or contracted for products and services from us include: HCA Holdings, Inc.; Catholic Health Initiatives; Community Health Systems, Inc.; LifePoint Health, Inc.; and Ardent Health Services, LLC.

HealthStream Workforce Solutions

Within our HealthStream Workforce Solutions segment, we bring training, assessment, talent development, and talent management solutions together with administrative and management tools on our SaaS-based platform through the HLC, HCC, and HPC applications. We also offer a more streamlined version of the HLC, HealthStream Express™, along with HealthStream Connect, a content delivery platform that enables end-users to access our extensive content libraries. These content libraries allow our customers to subscribe to a wide array of additional courseware. Additionally, pharmaceutical and medical device companies can offer online training support through our platform’s OneSource (also known as Inservice Center) capability and offer continuing education directly to healthcare workers.

Our workforce solutions support healthcare administrators in configuring training to meet the specific needs of various groups of employees, modifying training materials, documenting training completion, and facilitating competency assessments and performance appraisals. As of March 31, 2015, we had approximately 4.43 million total subscribers for our subscription-based solutions, which included 4.27 million subscribers that have already been implemented and 156,000 subscribers in the process of implementation. Pricing for the HLC, HCC, and HPC is subscription-based, with fees based on the number of subscribers, courseware provided, and other factors. Additionally, we offer training, implementation, and account management services to facilitate adoption of our subscription-based solutions. Fees for training are based on the time and scope of efforts of the personnel involved. Implementation fees vary based on the size, scope, and complexity of the project. Our SaaS-based platform is hosted in a central data center that allows authorized subscribers online access to our services, thereby eliminating the need for on-site local implementations of installed workforce products.

In addition to the HLC, we offer an array of other SaaS-based applications on our platform, each serving a unique function for healthcare organizations with its own value proposition and revenue stream:

•	The Authoring Center™ is a SaaS-based platform application that provides healthcare organizations the capability to create Internet-based courses by moving their existing course material online or self-authoring new material and electing to share these materials with our other customers through a courseware exchange. We also offer Authoring Pro, an upgraded version of The Authoring Center™, which includes a licensed image library, as an additional subscription to this product. Pricing for these products is based on the number of subscribers and level of penetration of services within the customer organization.

•	The HCC is our SaaS-based platform application for competency management for healthcare organizations, which provides customers with tools to assess competency and evaluate performance. Hospitals and healthcare organizations are required to evaluate, document, and report performance competencies to maintain accreditation from The Joint Commission. We believe that the HCC offers an effective means of determining which competencies are associated with each position and evaluating and documenting competency assessments.

•	The HPC is our SaaS-based platform application for performance management for healthcare organizations, which provides an automated, paperless performance appraisal process. We believe the HPC offers an effective means of streamlining the performance appraisal process, which facilitates increased completion rates and consistency across all aspects of healthcare organizations’ workforce appraisal processes.

•	SimCenter® is a suite of fully integrated SaaS applications for healthcare organizations and medical and nursing schools that is designed to accelerate development and distribution of simulation content; enable enterprise-wide management of simulation centers, simulators, and programs; and support assessment of the effectiveness of simulation training. In 2010 we formed SimVentures, a collaborative arrangement with Laerdal Medical, to offer products and services aimed at accelerating the global adoption of simulation-based learning by healthcare providers with a focus on improving clinical competencies and patient outcomes. SimStore®, one segment of our collaborative arrangement with Laerdal Medical, began operations in the first quarter of 2011, and our simulation management platform, SimManager, was launched in early 2012. SimView, our debriefing system for simulation-based training, also was launched in early 2012. In addition, we are a distributor of Laerdal’s HeartCode™ product line, which utilizes task-based manikins to assist healthcare professionals in studying, training and testing for what is commonly known as cardiopulmonary resuscitation (CPR) certification.

•	The HealthStream Recruiting Center™ is a SaaS-based application that helps healthcare human resources professionals drive their talent through intelligent recruiting life-cycle management. It includes career sites, applicant tracking, candidate and recruiter workflow, and analytics.

HealthStream Patient Experience Solutions

HealthStream Patient Experience Solutions complements HealthStream Workforce Solutions’ by providing customers in various settings with Patient Insights™, Employee Insights™, Physician Insights™, and Community Insights™ surveys, data analyses of survey results, and other research-based measurement tools. Our Patient Experience Solutions provide insight about patients’ experiences in a wide range of healthcare settings, including in-patient organizations such as hospitals and rehabilitation centers, out-patient organizations such as surgery centers and hemodialysis centers, and urgent care and walk-in clinics. We are designated as a certified vendor for and offer CAHPS® Hospital Survey services; HHCAHPS; CG-CAHPS; ICH-CAHPS, an outpatient version of the CAHPS survey for hemodialysis care; ED-CAHPS, a version of the CAHPS survey for hospitals’ emergency department patients; PCMH-CAHPS, a version of the CAHPS survey for patient-centered medical home patients; Hospice CAHPS, a version of the CAHPS survey for hospice patients; and ACO-CAHPS, a version of the CAHPS survey for patients receiving care within an accountable care organization.

Our services are designed to provide comprehensive analyses with actionable recommendations for change, including benchmarking capabilities using our extensive databases and consulting services to identify solutions for our customers based on their survey results. Clients are able to access and analyze their survey results data through Insights Online™, our secure web-based reporting platform. Our survey and research solutions focus on providing statistically-valid data to assist our customers with their decision-making related to their organization’s performance improvement objectives. In addition to collecting and reporting data, we provide analysis and consulting services to help customers understand and improve their survey results and patient experiences and the corresponding impact on their business. Healthcare organizations utilize this feedback to develop or refine plans for enhanced performance that can be delivered through our workforce development solutions. Pricing for these services is based on the survey type, delivery method, size of the survey instrument, sample size, frequency of survey cycles, and other factors.

HealthStream Provider Solutions

During the first quarter of 2015, following the completion of the HLS Acquisition, we formed our HealthStream Provider Solutions segment, which reflects the combination of HLS and Sy.Med, a business we acquired in 2012. Our provider solutions segment offers proprietary software applications designed to meet healthcare provider credentialing, privileging, call center and enrollment administration needs, such as our Echo™ suite of products.

Our Competitive Strengths

We believe our competitive strengths include the following:

•	Leading provider of workforce development solutions for healthcare providers. Since the introduction of online learning in hospitals over 15 years ago, we have been a market leader in SaaS-based workforce development and talent management solutions each year. As of March 31, 2015, we had approximately 4.43 million subscribers contracted to use one or more of our workforce development and/or talent management solutions on our platform. Having the largest base of hospital and health system customers in the marketplace has resulted in a network effect whereby our customers now comprise a large, singularly focused community—uniquely available through HealthStream—that seeks to deliver additional value to all connected constituents.

•	Highly scalable subscriber-based solutions offered as a SaaS model. Our solutions are offered to hospitals and health systems primarily through subscriptions, which are typically contracted in multi-year agreements. Our core platform is offered as a SaaS model, which provides our customers with a more streamlined, efficient service and expedites implementation, saving them valuable resources, both in time and IT personnel costs. The average contract length for subscription-based solutions on our platform is approximately three years. Our recurring SaaS business model, combined with the stability in our subscriber base and the nature of our multi-year subscription agreements, provide us with improved visibility into expected future revenues.

•	Large and growing healthcare workforce information database. Our SaaS-based platform is a widely adopted platform for workforce development in the healthcare industry with approximately 4.43 million subscribers as of March 31, 2015. With our solutions being utilized enterprise-wide in healthcare organizations and typically being synchronized daily with customers’ human resources systems and survey results contained in our national patient experience database, we have amassed an information asset that is differentiated in its scope and insight about the U.S. healthcare workforce, creating a strong competitive advantage for the Company. In order to add value to the data generated by our customers’ use of our SaaS-based platform, we have secured the right within the healthcare industry to utilize certain data analytics and visualization software in our solutions from Juice Analytics, Inc., a company in which we hold a minority interest. We believe that by incorporating dimensions of our platform, our partners’ content, and data, we will be able to offer data-driven benchmarking and other capabilities through products we refer to as Control Centers. Our first Control Center was recently deployed within our partner Precyse’s next generation ICD-10 training solution, which is marketed exclusively through HealthStream.

•	Comprehensive ecosystem of content and simulation partnerships. We have over 50 content partnerships that, collectively, offer over 5,000 online courses to our customers—making our set of offerings one of the most comprehensive in the industry. Our content partners receive a royalty for content when it is sold by us to our customers. Concurrently, we manage all aspects of content delivery, including the service level agreement, thereby saving customers the administrative burdens associated with content updates, maintenance schedules, and similar requirements for multiple content providers. HealthStream has established long-term relationships with a number of strategic partners, including Laerdal Medical, a global leader in market simulation, and Precyse Solutions, a leader in ICD-10 and revenue cycle management products. Both of these partners have recently renewed their partnerships with HealthStream in multi-year agreements providing HealthStream with marketing rights with respect to Laerdal Medical’s and Precyse’s existing, next-generation and future product offerings.

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Vertical focus on healthcare with deep domain expertise. We focus exclusively on serving the unique workforce development, talent management, patient experience, credentialing, privileging and enrollment needs of healthcare organizations, which we believe gives us a competitive advantage. Our

SaaS-based platform includes many features and capabilities built specifically for healthcare organizations, including an application for managing conflicts of interests—known as COI-Smart™, a healthcare professional licensure source of continuing education offerings—known as CECenter™, and solutions for healthcare credentialing, privileging and provider enrollment.

To support our customers, we employ personnel with clinical backgrounds and hospital experience, which is particularly helpful in servicing clients in this highly regulated environment. We also approach our clients with our proven “solution-selling” approach that supports healthcare providers’ urgent patient safety, quality, and risk management initiatives. Hospitals and health systems face challenges to improve the quality of care, reduce medical errors, and implement critical quality initiatives—all while encountering financial pressures, new regulations, and workforce shortages. Our approach has consistently been to provide solutions to hospitals and healthcare organizations that improve outcomes for their workforce and, in turn, patient care. We focus on understanding our customers’ challenges and providing meaningful solutions that deliver positive outcomes.

•	Strong regulatory and industry standards underpin our core solutions. The healthcare industry is highly regulated. The Joint Commission, OSHA, and CMS are a few of the primary regulatory agencies that require enterprise-wide training for hospital employees. CMS, for example, requires the solicitation of patients’ experiences via patient surveys as a result of HCAHPS (Hospital Consumer Assessment of Healthcare Providers and Systems). The reporting of HCAHPS scores is mandatory, and these scores play an important role in CMS’s value-based purchasing model that impacts reimbursement rates for hospitals. CMS also requires that healthcare providers fully transition to the new ICD-10 coding system by October 2015, increasing the number of codes to more than 171,000 as compared to just fewer than 18,000 in ICD-9, which requires substantial preparation and ongoing training. Healthcare professionals are also required to maintain professional licensure, which in turn requires ongoing continuing education at both the state and federal levels. The Joint Commission requires a detailed evaluation of healthcare practitioners’ professional performance as part of the process of granting and maintaining practice privileges in a healthcare organization. In addition, healthcare organizations commonly require certification of resuscitation skills and ongoing resuscitation training among their clinical workforces. Our workforce, patient experience, and provider solutions are all designed to address and work within this complex environment of regulations and industry standards.

•	Experienced and accomplished senior management team. Our senior management team has extensive relevant industry experience. Robert A. Frist, Jr., our chairman and chief executive officer (CEO), co-founded HealthStream in 1990. Our chief financial officer (CFO), Gerard M. Hayden, Jr., has extensive financial experience, having served as CFO at four public companies and as a member of our board of directors. Our chief operating officer (COO), J. Edward Pearson, has extensive healthcare leadership experience, having served as CEO at three healthcare IT firms and as CFO at a public healthcare company prior to joining us.

Our Growth Strategies

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Add subscribers to our SaaS-based platform. Subscribers are added to our platform through sales of our subscription-based solutions that typically include at least one application (such as the HLC) and content (such as the regulatory library). As of March 31, 2015, our SaaS-based platform was used by approximately 4.27 million implemented subscribers in over half of the acute care hospitals in the U.S. and a growing number of users in the post-acute care market. We believe there is an opportunity to expand the number of hospitals, health systems, and healthcare organizations using our subscription-based solutions as we have a broad array of offerings to develop the healthcare workforce and better manage their talent.

•	Sell additional content and solutions. We actively work to build relationships with our existing customers and sell additional content and solutions to meet their ongoing training, education, assessment, competency management and compliance needs. Additional content subscriptions drive additional revenue contribution from each subscriber and, in turn, each account. We partner with healthcare industry leaders, highly regarded professional medical and nursing associations, and other leading providers to offer healthcare organizations a broad range of content to meet their regulatory, clinical, and business professional development needs. We offer over 5,000 online courses from over 50 content providers. These content partners include, among others, Laerdal Medical, Precyse Solutions, the American Association of Critical Care Nurses (AACN), Wolters Kluwer Health, and the Association of periOperative Registered Nurses. Our growing network of approximately 4.43 million healthcare professionals utilizing our platform results in an expansive, differentiated data set, which we believe gives the Company a competitive advantage in the healthcare industry. In 2014, for example, approximately 42 million courses were completed through our platform. In addition, we are growing our Patient Experience and Provider Solutions segments to help our clients achieve a patient-centric culture through their workforce and resolve critical hospital administrative challenges. We believe our Patient Experience and Provider Solutions offerings represent a significant opportunity to deepen our relationships with customers and increase the utilization of our products.

•	Offer platform extensions. We offer a suite of platform extensions as part of our eco-system of solutions, each serving a unique function for hospitals, health systems, and healthcare organizations. Examples of our SaaS-based platform extensions include the HCC, which manages competency and performance management programs; Checklist Management™, which incorporates and manages standardized checklists in healthcare workflows; and SimCenter ®, which is designed to make simulation-based training easier and more accessible. We are currently developing another platform extension to address compensation management, which will allow healthcare human resources departments to roll out and manage complex compensation plans and structures on an enterprise-wide basis.

•	Expansion into post-acute care markets. In addition to the approximately 5.0 million healthcare employees working in acute-care hospitals in the U.S., there are over 3.0 million healthcare employees working in the post-acute-care market—at home health agencies and senior living/skilled nursing facilities. We first announced our intention to add the post-acute care vertical to the target market for our solutions in early 2013. Since that time, we have been expanding our content offerings to meet the unique professional development needs of the workforce in these areas, as well as building dedicated teams for sales and product management—as we work to grow market share in the post-acute care market.

•	Pursue strategic acquisitions. In addition to organic growth, we consider potential acquisition opportunities as they arise, such as our recently completed HLS Acquisition. We look for strategic fit and consistency with our business principles. We are focused on healthcare, product-based solutions, products that generate recurring revenues, as well as products and/or assets that leverage our position in the market. Acquisition targets may add subscribers, grow market share, create new platform extensions, or deliver knowledge assets.

Company Information

Headquartered in Nashville, Tennessee, we were incorporated in 1990 and began providing our SaaS-based solutions in 1999 and our survey and research solutions in 2005. We have additional offices in Laurel, Maryland; Jericho, New York; Brentwood, Tennessee; Pensacola, Florida; and San Diego, California. As of March 31,

2015, we had 796 full-time and 126 part-time employees. Our business has evolved from technology-based training to a company providing workforce, patient experience and provider solutions to the nation’s healthcare providers.

Our principal executive office is located at 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203. Our telephone number is (615) 301-3100 and our website address is www.healthstream.com. Information included or referred to on our website is not a part of or deemed incorporated by reference into this prospectus.

The Offering

For a more complete description of the terms of the common stock being offered by this prospectus supplement and the accompanying prospectus, see the section entitled “Description of Common Stock” in the accompanying prospectus.

Common stock offered by us	3,100,000 shares.

Common stock to be outstanding after this offering	30,886,527 shares.

Use of proceeds	We currently expect to use $28.0 million of the net proceeds from this offering, after deduction of underwriting discounts and commissions and estimated offering expenses, to repay all of our outstanding revolving credit facility borrowings and to use the remaining net proceeds for general corporate purposes, including working capital and the financing of potential acquisitions of, or investments in, strategic businesses, products or technologies. For more information, see the section entitled “Use of Proceeds.”

Risk factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding whether to invest in shares of our common stock.

NASDAQ Global Select Market symbol	“HSTM”

The number of shares of our common stock to be outstanding after this offering is based on 27,786,527 shares of common stock outstanding as of May 15, 2015. Unless specifically stated otherwise, the information in this prospectus supplement excludes an aggregate of 719,287 shares of common stock reserved for issuance upon exercise of all options outstanding or the vesting of outstanding restricted share units as of May 15, 2015 under our 2000 Stock Incentive Plan and our 2010 Stock Incentive Plan.

Unless we indicate otherwise, the information in this prospectus supplement assumes that the underwriters will not exercise their over-allotment option to purchase up to 465,000 additional shares of our common stock.

SUMMARY FINANCIAL DATA

The summary statement of income data presented below for the years ended December 31, 2012, 2013 and 2014 are derived from our audited consolidated financial statements which are incorporated by reference herein. The summary statement of income data for the three months ended March 31, 2014 and 2015 and the summary balance sheet data as of March 31, 2015 are derived from our unaudited consolidated financial statements which are incorporated by reference herein. Our results of operations may be subject to fluctuations as discussed further in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our current and periodic reports incorporated by reference herein. Our historical results are not necessarily indicative of results to be expected in future periods.

On March 16, 2015, we completed the HLS Acquisition. The purchase price for HLS was $88.1 million in cash, taking into account a post-closing working capital adjustment. In order to finance the HLS Acquisition, we borrowed $28.0 million under our Revolving Credit Facility (as defined below). There was approximately $28.0 million outstanding on our Revolving Credit Facility as of March 31, 2015. The results of operations for HLS have been included in our consolidated financial statements since March 16, 2015, the HLS Acquisition completion date. The summary statement of income data and summary balance sheet data presented below do not give pro forma effect to the HLS Acquisition as of any earlier date. See our Current Report on Form 8-K/A filed with the SEC on April 14, 2015, as amended on May 18, 2015, which is incorporated by reference herein, for the unaudited pro forma combined condensed financial statements of HealthStream and HLS as of December 31, 2014 and for the year then ended.

You should read the following summary financial data in conjunction with the following information, in each case incorporated by reference herein: (1) our audited consolidated financial statements and accompanying notes as of and for the fiscal year ended December 31, 2014 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our most Annual Report on Form 10-K for the period ended December 31, 2014 (the “Form 10-K”), (2) our unaudited consolidated financial statements and accompanying notes as of and for the quarter ended March 31, 2015 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the period ended March 31, 2015 and (3) the recast financial statements and related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” discussion included in our Current Report on Form 8-K filed on May 18, 2015 to retrospectively reflect the addition of HealthStream Provider Solutions as a new reporting segment of the Company during the first quarter of 2015, for the periods included in the Form 10-K. There has been no change to our previously reported financial statements for the periods reported therein other than the change in business segment presentation.

	For The Year Ended December 31,			Three Months Ended March 31,
	2012	2013	2014	2014	2015
	(in thousands, except per share data)
STATEMENT OF INCOME DATA
Revenues, net	$103,732	$132,274	$170,690	$38,350	$47,156
Total operating costs and expenses	90,273	117,608	154,315	35,052	42,366

Income from operations	13,459	14,666	16,375	3,298	4,790
Net income	$7,645	$8,418	$10,394	$1,948	$2,722

Earnings per share—basic	$0.29	$0.31	$0.38	$0.07	$0.10

Earnings per share—diluted	$0.28	$0.30	$0.37	$0.07	$0.10

Weighted average shares outstanding—basic	26,128	26,853	27,570	27,453	27,703

Weighted average shares outstanding—diluted	27,507	27,663	28,023	27,906	28,068

	March 31, 2015
	Actual	As Adjusted(1)
	(in thousands)
BALANCE SHEET DATA
Cash and cash equivalents and investments in marketable securities	$64,375	$117,540
Goodwill and intangible assets	145,359	145,359
Total assets	299,442	352,607
Deferred revenue, current and noncurrent	70,386	70,386
Long-term debt	28,000	0
Shareholders’ equity	171,045	252,210

(1)	As adjusted to give effect to the sale by us of 3,100,000 shares of our common stock in this offering at an assumed public offering price of $27.73 per share, the last reported sales price of our common stock on The NASDAQ Global Select Market on May 15, 2015, after deducting underwriting discounts and commissions and estimated offering expenses, and the repayment of $28.0 million of outstanding borrowings under our Revolving Credit Facility, as described under “Use of Proceeds,” as if they had occurred on March 31, 2015.

RISK FACTORS

An investment in the common stock offered by this prospectus supplement involves substantial risk of loss. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the factors set forth below, as well as the risk factors set forth in any subsequently filed periodic reports that are incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to purchase shares of our common stock. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that event, the trading price of our common stock could decline, and you may lose all or a part of your investment.

Risks Related to Our Business Model

We may be unable to effectively execute our growth strategy which could have an adverse effect on our business and competitive position in the industry.

Our business strategy includes increasing our market share and presence through sales to new customers, additional sales to existing customers, introductions of new products and services, and maintaining strong relationships with our existing customers. Some of the risks that we may encounter in executing our growth strategy include:

•	expenses, delays and difficulties of identifying and developing new products or services and integrating such new products or services into our existing organization;

•	inability to leverage our operational and financial systems sufficiently to support our growth;

•	inability to generate sufficient revenue from new products to offset investment costs;

•	inability to effectively identify, manage and exploit existing and emerging market opportunities;

•	inability to maintain our existing customer relationships;

•	increased competition from new and existing competitors;

•	lengthy sales cycles, or customers delaying purchasing decisions due to economic conditions;

•	reduced spending within the training, information and education departments of hospitals within our target market; and

•	failure of the market for training, information and education in the healthcare industry to grow to a sufficient size or at a sufficient rate.

If any of these risks are realized, our business, and our competitive position in the industry, could suffer.

We may be unable to effectively identify, complete or integrate the operations of future acquisitions, joint ventures, collaborative arrangements or other strategic investments.

As part of our growth strategy, we actively review possible acquisitions, joint ventures, collaborative arrangements or strategic investments that complement or enhance our business. We may not be able to identify, complete or integrate the operations of future acquisitions, joint ventures, collaborative arrangements or other strategic investments. In addition, if we finance acquisitions, joint ventures, collaborative arrangements or other strategic initiatives by issuing equity securities, our existing shareholders may be diluted which could affect the market price of our stock. As a result, if we fail to properly evaluate and execute acquisitions and investments, our business prospects may be seriously harmed. Some of the risks that we may encounter in implementing our acquisition, joint venture, collaborative arrangement or strategic investment strategies include:

•	expenses, delays or difficulties in identifying and integrating acquired companies or joint venture operations, collaborative arrangements or other strategic investments into our organization;

•	inability to retain personnel associated with acquisitions, joint ventures, collaborative arrangements or other strategic investments;

•	diversion of management’s attention from other initiatives and/or day-to-day operations to effectively execute our growth strategy; and

•	inability to generate sufficient revenue, profit, and cash flow from acquisitions, joint ventures, collaborative arrangements or other strategic investments to offset our investment costs.

Our ability to accurately forecast revenue for certain products and services may be hindered by customer scheduling.

As revenues from our subscription business continue to increase, a larger portion of our revenues will be predictable; however, quarterly performance may be more subject to fluctuations. Our Patient Experience Solutions products and services are typically contracted by healthcare organizations for multi-year terms, but the frequency, sample size, and timing of survey cycles can vary from quarter to quarter and year to year. The contract structure for some Patient Experience Solutions products gives customers latitude about when to initiate a survey, which can affect quarterly or annual revenue forecasts. Also, other project-based products, such as certain content development, and professional services, are subject to the customers’ involvement in the provision of the product or service. The timing and magnitude of these project-based product and service contracts may vary widely from quarter to quarter and year to year, and thus may affect our ability to accurately forecast quarterly and annual financial performance.

Our ability to accurately forecast revenue may be affected by lengthy and widely varying sales cycles.

The period from our initial contact with a potential customer and their first purchase of our solution typically ranges from three to nine months, and in some cases has extended much further. The range in the sales cycle can be impacted by multiple factors, including an increasing trend towards more formal request for proposal processes and more competition within our industry, as well as formal budget timelines which impact timing of purchases by target customers. New products tend to have a longer and more unpredictable revenue ramp period. As a result of these factors, we have only limited ability to forecast the timing and type of initial sales. This, in turn, makes it more difficult to forecast quarterly and annual financial performance.

We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, technical, marketing, or other resources.

Several of our competitors and many potential competitors have longer operating histories and significantly greater financial, technical, marketing, or other resources than we do. We encounter direct competition from both large and small e-learning companies and other companies focused on workforce development management in the healthcare industry. We also face competition from larger survey and research companies. Given the profile and growth of the healthcare industry and the growing need for education, training, simulation, research, and information, it is likely that additional competitors will emerge. We believe we maintain a competitive advantage against our competitors by offering a comprehensive array of products and services; however, our lack of market diversification resulting from our concentration on the healthcare industry may make us susceptible to losing market share to our competitors who also offer a complete e-learning solution to a cross-section of industries. These companies may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements. Further, most of our customer agreements are for terms ranging from one to four or five years, with no obligation to renew. The short terms of these agreements may enable customers to more easily shift to one of our competitors.

The failure to maintain and strengthen our relationships with strategic partners or significant changes in the terms of the agreements we have with them may have an adverse impact on our ability to successfully market our products and services.

We have entered into contracts with strategic partners, including content, technology, and retail channel vendors. Our ability to increase the sales of our products and services depends in part upon maintaining and strengthening relationships with these current and future strategic partners. Most of these contracts are on a non-exclusive basis. Certain strategic partners may offer products and services from multiple distinct companies, including, in some instances, products or services which may compete with our products and services. Moreover, under contracts with some of our strategic partners, we may be bound by provisions that restrict our ability to market and sell our products and services to certain potential customers. The success of these contractual arrangements will depend in part upon the strategic partners’ own competitive, marketing, and strategic considerations, including the relative advantages for such strategic partners in using alternative products being developed and marketed by them or our competitors, rather than our products and services.

We cannot guarantee that we will be able to maintain and strengthen our relationships with strategic partners, that we will be successful in effectively integrating such partners’ products and technology into our own, or that such relationships will be successful in generating additional revenue. If any of these strategic partners have negative experiences with our products and services, or seek to amend the financial or other terms of the contracts we have with them, we may need to increase our organizational focus on the types of services and solutions they sell and alter our development, integration, and/or distribution strategies, which may divert our planned efforts and resources from other projects.

Lastly, we could be subject to claims and liability, as a result of the activities, products, or services of these strategic partners, and/or our acts or omissions with regard to these strategic partners. Even if these claims do not result in liability to us, investigating and defending these claims could be expensive, time-consuming and result in suspension of or interference with certain offerings to our clients and/or adverse publicity that could harm our business.

We may not be able to retain proper distribution rights from our content partners, and this could affect projected growth in courseware subscription revenue.

Most of our agreements with content providers are for initial terms of two to three years. The content partners may choose not to renew their agreements with us or may terminate the agreements early if we do not fulfill our contractual obligations. If a significant number of our content providers terminate or fail to renew their agreements with us on acceptable terms, it could result in a reduction in the number of courses we are able to distribute, causing decreased revenues. Most of our agreements with our content partners are non-exclusive, and our competitors offer, or could offer, training and continuing education content that is similar to or the same as ours. If publishers and authors, including our current content partners, offer information to users or our competitors on more favorable terms than those offered to us, or increase our license fees, our competitive position and our profit margins and prospects could be harmed. In addition, the failure by our content partners to deliver high-quality content and to revise their content in response to user demand and evolving healthcare advances and trends could result in customer dissatisfaction and inhibit our ability to attract and retain subscribers of our courseware offerings.

We may not be able to develop new products and services, or enhancements to our existing products and services, or be able to achieve widespread acceptance of new products, services or features, or keep pace with technological developments.

Our growth strategy depends in part on our ability to generate revenue growth through sales to new customers as well as increasing sales of additional courseware subscriptions and other products and services to existing customers. Our identification of additional features, content, products and services may not result in timely development of complementary products. In addition, the success of certain new products and services may be dependent on continued growth in our base of subscription-based customers and we are not able to accurately predict the volume or speed with which existing and new customers will adopt such new products and services. Because healthcare training continues to change and evolve, we may be unable to accurately predict and develop new products, features, content and other products to address the needs of the healthcare industry. Further, the new products, services and enhancements we develop may introduce significant defects into or otherwise negatively impact our core software platform. While all new products and services are subject to testing and quality control, all software and software-based services are subject to errors and malfunctions. If we release new products, services and/or enhancements with bugs, defects or errors or that cause bugs, defects or errors in existing products, it could result in lost revenues, reduced ability to meet contractual obligations and would be detrimental to our business and reputation. If new products, features, or content are not accepted or integrated by new or existing customers, we may not be able to recover the cost of this development and our financial performance will be harmed. Continued growth of our subscription-based customer population is dependent on our ability to continue to provide relevant products and services in a timely manner. The success of our business will depend on our ability to continue providing our products and services as well as enhancing our courseware, product and service offerings that address the needs of healthcare organizations.

We may be unable to continue to license our third party software, on which a portion of our product and service offerings rely, or we may experience errors in this software, which could increase our costs and decrease our revenue.

We use technology components in some of our products that have been licensed from third parties. Future licenses to these technologies may not be available to us on commercially reasonable terms, or at all. The loss of or inability to obtain or maintain any of these licenses could result in delays in the introduction of new products and services or could force us to discontinue offering portions of our workforce development or patient experience solutions until equivalent technology, if available, is identified, licensed and integrated. The operation of our products would be impaired if errors occur in third party technology or content that we incorporate, and we may incur additional costs to repair or replace the defective technology or content. It may be difficult for us to correct any errors in third party products because the products are not within our control. Accordingly, our revenue could decrease and our costs could increase in the event of any errors in this technology. Furthermore, we may become subject to legal claims related to licensed technology based on product liability, infringement of intellectual property or other legal theories. Even if these claims do not result in liability to us, investigating and defending these claims could be expensive, time-consuming and result in suspension of or interference with certain offerings to our clients and/or adverse publicity that could harm our business.

Financial Risks

A significant portion of our revenue is generated from a relatively small number of customers.

We derive a substantial portion of our revenues from a relatively small number of customers. A termination of our agreements with any of our significant customers or a failure of these customers to renew their contracts on favorable terms, or at all, could have a material adverse effect on our business.

A significant portion of our business is subject to renewal each year. Therefore, renewals have a significant impact on our revenue and operating results.

For the year ended December 31, 2014 and the quarter ended March 31, 2015, approximately 76% and 77%, respectively, of our net revenue was derived from our subscription-based solution products. Our subscription-based customers have no obligation to renew their subscriptions for our products or services after the expiration of the subscription agreement, and in fact, some customers have elected not to renew their subscription. In addition, our customers may renew at a lower pricing or activity level. Our customers’ renewals may decline or fluctuate as a result of a number of factors, including but not limited to their dissatisfaction with our service, a dissipation or cessation of their need for one or more of our products or services, pricing or competitive product offerings. If we are unable to renew a substantial portion of the contracts that are up for renewal or maintain our pricing, our revenue could be adversely affected, which would have a material adverse effect on our results of operations and financial position. For example, the requirement mandated by CMS for healthcare organizations to transition to the ICD-10 coding system by October 2015 has generated significant demand for our ICD-10 training courseware over the past two years. Subscriptions of ICD-10 training courseware positively influenced the Company’s revenue and operating income during 2013 and 2014, and are expected to do the same during 2015. As ICD-10 training subscriptions begin to expire during 2015 and 2016, customers may choose not to renew their subscriptions on similar terms or at all, which could result in a revenue decline in 2015 compared to 2014. HealthStream Patient Experience Solutions product and service contracts typically range from one to three years in length, and customers are not obligated to renew their contract with us after their contract expires. If our customers do not renew their arrangements for our services, or if their activity levels decline, our revenue may decline and our business will suffer.

We may be unable to accurately predict the timing of revenue recognition from sales activity as it is often dependent on achieving certain events or performance milestones, and this inability could impact our operating results.

Our ability to recognize revenue is dependent upon several factors including the transfer of customer-specific information such as unique subscriber IDs, which are required for us to implement customers on our subscription-based platform and certain platform applications. Accordingly, if customers do not provide us with the specified information in a timely manner, our ability to recognize revenue will be delayed, which could adversely impact our operating results. In addition, implementation completion and acceptance of our subscription-based platform and certain platform applications by our customers must be achieved, survey responses must be received and tabulated, and delivery of courseware is required in connection with subscription-based products for us to recognize revenue.

Because we recognize revenue from subscriptions for our products and services over the term of the subscription period, downturns or upturns in sales may not be immediately reflected in our operating results.

For the three months ended March 31, 2015, we recognized approximately 77% of our revenue from customers monthly over the terms of their subscription agreements, which have initial contract terms ranging from one to five years. As a result, much of the revenue we report in each quarter is related to subscription agreements entered into during previous quarters. Consequently, a decline in new or renewed subscription agreements in any one quarter will not necessarily be fully reflected in the revenue in that quarter and will negatively affect our revenue in future quarters. In addition, we may be unable to adjust our cost structure to reflect this reduced revenue. Accordingly, the effect of significant downturns in sales and market acceptance of our products and services may not be fully reflected in our results of operations until future periods. Additionally, our subscription model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new customers must be recognized over the applicable subscription term. Finally, the majority of costs associated with our sales cycles are incurred up front before revenue recognition commences, and therefore periods of strong sales performance may increase our costs in the near term negatively affecting our financial performance.

We may not be able to meet our strategic business objectives unless we obtain additional financing, which may not be available to us on favorable terms, or at all.

We expect our current cash and investment balances, available borrowing capacity under our Revolving Credit Facility, and cash flows from operations to be sufficient to meet our cash requirements through at least 2015. However, we may need to raise additional funds in order to:

•	develop new, or enhance existing, services or products;

•	respond to competitive pressures;

•	finance working capital requirements;

•	acquire complementary businesses, technology, content or products; or

•	otherwise effectively execute our growth strategy.

At March 31, 2015, we had approximately $64.4 million in cash, cash equivalents, and marketable securities. We also have up to $22.0 million of availability under our Revolving Credit Facility, subject to certain covenants, which expires in November 2017, prior to giving effect to our anticipated repayment of borrowings under the Revolving Credit Facility from the net proceeds to be received in this offering as described below under “Use of Proceeds”. We incurred $4.3 million of capital expenditures for the first quarter of 2015 and expect to incur between $7.0 and $10.0 million of capital expenditures during the remainder of 2015. We actively review possible business acquisitions to complement or enhance our products and services. We may not have adequate cash and investments or availability under our Revolving Credit Facility to consummate one or more of these acquisitions. We cannot assure you that if we need additional financing that it will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund expansion, take advantage of available opportunities, develop or enhance services or products or otherwise respond to competitive pressures would be significantly limited. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our existing shareholders may be reduced.

We have significant goodwill and identifiable intangible assets recorded on our balance sheet that may be subject to impairment losses that would reduce our reported assets and earnings.

As of March 31, 2015, our balance sheet included goodwill of $88.8 million and identifiable intangible assets of $56.6 million. There are inherent uncertainties in the estimates, judgments and assumptions used in assessing recoverability of goodwill and intangible assets. Economic, legal, regulatory, competitive, reputational, contractual, and other factors could result in future declines in the operating results of our business units or market value declines that do not support the carrying value of goodwill and identifiable intangible assets. If the value of our goodwill and/or intangible assets is impaired, accounting rules require us to reduce their carrying value and report an impairment charge, which would reduce our reported assets and earnings for the period in which an impairment is recognized.

The current uncertain economic environment may have a negative impact on our customers and us which could have a significant impact on our revenue, operating results and financial condition.

It is difficult to predict the full magnitude and duration of the current uncertain economic environment and its related impact on our customers, suppliers and our company. For example, our customers may experience fluctuations or declines in their business and as a consequence, some customers may choose to invest less in information technology assets for their business which, in turn, could have an impact on us. The potential negative effects on us include, but are not limited to, reductions in our renewal and revenue growth rates, shorter contract terms, pricing pressures, and delays in payments from customers that increase our accounts receivable, resulting in a deterioration of our cash flow and working capital position. We continue to monitor general economic conditions, however, and depending on the severity and/or duration of any economic downturn, these circumstances could have a material adverse effect on our revenue, results from operations and financial condition.

We may not be able to demonstrate compliance with Sarbanes-Oxley Section 404 in a timely manner, and the correction of any deficiencies identified during upcoming annual audits may be costly and could harm our business.

Sarbanes-Oxley Section 404 requires our management to report on, and requires our independent public accounting firm to attest to, the effectiveness of our internal controls over financial reporting. The rules governing the standards to be met are complex and will require significant process review, documentation and testing, as well as possible remediation efforts for any identified deficiencies. This process of review, documentation, testing and remediation will result in increased expenses and require significant attention from management and other internal and external resources. Any material weaknesses identified during this process may preclude us from asserting the effectiveness of our internal controls. This may negatively affect our stock price if we cannot effectively remediate the issues identified in a timely manner.

In addition, prior to our acquisition of HLS on March 16, 2015, HLS was a privately held company not subject to Sarbanes-Oxley internal control over financial reporting requirements. Accordingly, prior to the acquisition date, HLS may not have maintained internal controls that are fully compliant with Sarbanes-Oxley. We are in the process of evaluating and integrating the system of controls for HLS. Under SEC rules, we are permitted to exclude HLS’ operations from the scope of the management evaluation and auditor attestation regarding the effectiveness of our internal controls over financial reporting to be included in our Annual Report on Form 10-K for the year ended December 31, 2015. If we fail to successfully integrate HLS’ operations into our internal controls over financial reporting, our internal controls over financial reporting might not be effective and the integrity of our financial reporting could be compromised.

Changes in generally accepted accounting principles (GAAP) and other accounting regulations and interpretations could require us to delay recognition of revenue and/or accelerate the recognition of expenses, resulting in lower earnings.

While we believe we correctly account for and recognize revenue and expenses, any changes in GAAP or other accounting regulations and interpretations concerning revenue and expense recognition could decrease our revenue or increase our expenses. Changes to regulations concerning revenue recognition could require us to alter our current revenue accounting practices and cause us to either defer revenue into a future period, or to recognize lower revenue in a current period. Likewise, changes to regulations concerning expense recognition could require us to alter our current expense accounting practices and cause us to defer recognition of expense into a future period, or to recognize increased expenses in a current period. Changes to either revenue recognition or expense recognition accounting practices could affect our financial performance.

Risks Related to Sales, Marketing and Competition

Our operating margins could be affected if our ongoing refinement to pricing models for our products and services is not accepted by our customers and the market.

We continue to make changes in our pricing and our product and service offerings to increase revenue and to meet the needs of our customers. We cannot predict whether our current pricing and products and services, or any ongoing refinements we make will be accepted by our existing customer base or by prospective customers. If our customers and potential customers decide not to accept our current or future pricing or product and service offerings, it could have a material adverse effect on our business.

Risks Related to Operations

We may be unable to adequately develop our systems, processes and support in a manner that will enable us to meet the demand for our services.

We have provided our online products and services for over 15 years and continue to develop our ability to provide our solutions on both a subscription and transactional basis over the Internet. Our future success will depend on our ability to effectively develop and maintain the infrastructure, including procurement of additional hardware and software, and implement the services, including customer support, necessary to meet the demand for our products and services. Our inability from time to time to successfully develop the necessary systems and implement the necessary services on a timely basis has resulted in our customers experiencing some delays, interruptions and/or errors in their service. Such delays or interruptions may cause customers to become dissatisfied with our service and move to competing providers of traditional and online training and education services. If this happens, our revenue and reputation could be adversely affected, which would have a material adverse effect on our financial condition.

Our business operations could be significantly disrupted if we lose members of, or fail to integrate, our management team.

Our future performance is substantially dependent on the continued services of our management team and our ability to retain and motivate them. The loss of the services of any of our officers or senior managers could harm our business, as we may not be able to find suitable replacements. We do not have employment agreements with any of our key personnel, other than our chief executive officer, and we do not maintain any “key person” life insurance policies.

We may not be able to hire and retain a sufficient number of qualified employees and, as a result, we may not be able to effectively execute our growth strategy or maintain the quality of our services.

Our future success will depend on our ability to attract, train, motivate, and retain other highly skilled technical, managerial, marketing, customer support, and survey personnel. Competition for certain personnel is intense, especially for developers, web designers and sales personnel, and we may be unable to successfully attract sufficiently qualified personnel. We have in the past and continue to experience difficulty hiring qualified personnel in a timely manner for these positions. The pool of qualified technical personnel, in particular, is limited in Nashville, Tennessee, where our headquarters are located. We operate an interviewing center located in Laurel, Maryland, and opened a second interviewing center in Nashville, Tennessee in 2015. We may experience difficulty in maintaining and recruiting qualified individuals to perform interviewing services. We will also need to maintain or increase the size of our staff to support our anticipated growth, without compromising the quality of our offerings or customer service. Our inability to locate, hire, integrate and retain qualified personnel in sufficient numbers may reduce the quality of our services and impair our ability to grow.

We may not be able to upgrade our hardware and software technology infrastructure quickly enough to effectively meet demand for our services or our operational needs.

We must continue to obtain reasonably priced, commercially available hardware and operating software as well as continue to enhance our software and systems to accommodate the increased use of our platform, the increased courseware and content in our library, and the resulting increase in operational demands on our business. Decisions about hardware and software enhancements are based in part on estimated forecasts of the growth in demand for our services. This growth in demand for our services is difficult to forecast and the potential audience for our services is widespread and dynamic. If we are unable to increase the data storage and processing capacity of our systems at least as fast as the growth in demand, our customers may encounter delays or disruptions in their service. Unscheduled downtime could harm our business and also could discourage current and potential customers from using or continuing to use our services and reduce future revenue. If we are unable to acquire, update, or enhance our technology infrastructure and systems quickly enough to effectively meet increased operational demands on our business, that may also have a material adverse effect on our financial condition.

Our network infrastructure and computer systems and software may fail.

An unexpected event (including but not limited to a telecommunications failure, fire, earthquake, or other catastrophic loss) at our Internet service providers’ facilities or at our on-site data facility could cause the loss of critical data and prevent us from offering our products and services for an unknown period of time. System downtime could negatively affect our reputation and ability to sell our products and services and may expose us to significant third-party claims. Our business interruption insurance may not adequately compensate us for losses that may occur. In addition, we rely on third parties to securely store our archived data, house our web server and network systems and connect us to the Internet. While our service providers have planned for certain contingencies, the failure by any of these third parties to provide these services satisfactorily and our inability to find suitable replacements would impair our ability to access archives and operate our systems and software, and our customers may encounter delays. Such disruptions could harm our reputation and cause customers to become dissatisfied and possibly take their business to a competing provider, which would adversely affect our revenues.

We may lose users and lose revenue if our security measures fail.

If the security measures that we use to protect customer or personal information are ineffective, we may lose users of our services, which could reduce our revenue, tarnish our reputation, and subject us to significant liability. We rely on security and authentication technology licensed from third parties. With this technology, we perform real-time credit card authorization and verification, as well as the encryption of other selected secure customer data. We cannot predict whether these security measures could be circumvented by new technological developments. Further, the audit processes and controls used within our production platforms may not be sufficient to identify and prevent errors or deliberate misuse. In addition, our software, databases and servers may be vulnerable to computer viruses, physical or electronic attacks and similar disruptions. We may need to spend significant resources to protect against security breaches or to alleviate problems caused by any breaches. We cannot assure that we can prevent all security breaches.

A security incident could result in a loss of confidential data, give rise to remediation and other expenses, expose us to liability under Health Insurance Portability and Accountability Act (HIPAA), the Health Information Technology for Economic and Clinical Health Act (HITECH), state privacy laws, consumer protection laws, or other common law theories, subject us to litigation and federal and state governmental inquiries, damage our reputation, and otherwise be disruptive to our business.

We collect and store sensitive information, including intellectual property and protected health information (“PHI”) and other personally identifiable information, on our networks. The secure maintenance of this information is critical to our business operations. We have implemented multiple layers of security measures to protect this confidential data through technology, processes, and our people; we utilize current security technologies; and our defenses are monitored and routinely tested internally and by external parties. Despite these efforts, a security breach or failure could result from a variety of circumstances and events, including third-party action, system errors, employee negligence or error, malfeasance, computer viruses, failures during the process of upgrading or replacing software, databases, or components thereof, power outages, hardware failures, telecommunication failures, user errors, catastrophic events, or threats from malicious persons and groups, new vulnerabilities, and advanced new attacks against information systems create risk of security incidents. Like many other organizations, we have experienced data incidents from time to time in the course of our business and handled these incidents in accordance with our understanding of the applicable laws. In addition, we may experience data incidents again in the future, including incidents more significant than we have experienced to date, which could expose us and our customers to penalties under HIPAA or applicable state laws, damage our reputation, and result in plaintiff or state Attorney General litigation, especially if a large number of patients are affected or if the compromised information is highly sensitive.

There can be no assurance that we will not be subject to security incidents that bypass our security measures, result in loss of personal health information or other data subject to privacy laws or disrupt our information systems or business. As a result, cyber security and the continued development and enhancement of our controls, processes and practices designed to protect our information systems from attack, damage or unauthorized access remain a priority for us. As cyber threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any cyber security vulnerabilities. The occurrence of any of these events could result in interruptions, delays, the loss, access, misappropriation, disclosure or corruption of data, liability under privacy, security and consumer protection laws or litigation under these or other laws, including common law theories, and subject us to federal and state governmental inquiries, any of which could have a material adverse effect on our financial position and results of operations and harm our business reputation.

We may experience errors or omissions in our software products that (i) deliver provider credentialing, privileging and payer enrollment services for our hospitals and medical practice customers and (ii) administer and report on hospital performance, and these errors could result in action taken against us that could harm our business.

Hospitals and medical practices use our credentialing, privileging, and payer enrollment software to manage, validate and maintain their providers’ credentials and authorization to practice in a particular facility, and to maintain authorization to perform care covered by insurance providers. If errors or omissions occur that inaccurately validate or invalidate the credentials of a provider, or improperly deny or authorize a provider to practice in a hospital or medical practice, these errors or omissions could result in litigation brought against us either by our hospital and medical practice customers, or by the provider. For example, an important element in a malpractice case brought against a hospital or other provider would often be the validation of proper credentialing for the provider, and any errors or omissions in our products that provide these services could subject us to claims. Further, a list of providers’ privileges are made available to the general public by hospitals and medical practices, and errors in credentialing and privileging may result in damage to that hospital’s or medical practice’s reputation.

Certain survey data collected and reported by us, such as the survey data included as part of our CAHPS® Hospital Survey is used by CMS to determine, in part, the amount of reimbursement payments to hospitals, and any errors in data collection, survey sampling, or statistical reporting could result in reduced reimbursements to our hospital customers if we are unable to correct these errors, and this could, in turn, result in litigation against us. Further, this survey data reported to CMS is then published by CMS to the general public, and any errors we experience that result in incorrect scoring on our hospital customer may result in damage to that hospital’s reputation, and the hospital may in turn bring litigation against us.

We may be required to indemnify against such claims, and defending against any such claims could be costly, time consuming and could negatively affect our business.

Risks Related to Government Regulation, Content and Intellectual Property

Government regulation may subject us to investigation, litigation, or liability or require us to change the way we do business.

The laws and regulations that govern our business change rapidly. Evolving areas of law that are relevant to our business include privacy and security laws, proposed encryption laws, content regulation, information security accountability regulation, sales and use tax laws and regulations and attempts to regulate activities on the Internet. In addition to being directly subject to certain requirements of the HIPAA privacy and security regulations, we are required through contracts with our customers known as “business associate agreements” to protect the privacy and security of certain personal and health related information. Our current and past privacy and security practices, including any breaches of PHI or other data, could also be subject to review or other investigation by various state and federal regulatory authorities or could become the subject of future pending or threatened litigation.

The rapidly evolving and uncertain regulatory and technology environment could require us to change how we do business or incur additional costs. Further, we cannot predict how changes to these laws and regulations might affect our business. Failure to comply with applicable laws and regulations, including those governing privacy and security, could subject us to civil and criminal penalties, subject us to contractual penalties (including termination of our customer agreements), adversely affect our ability to retain clients and attract new clients, damage our reputation and have a detrimental impact on our business.

We may not be able to maintain our certification to conduct CMS mandated surveys, and this could adversely affect our business.

Our survey product offerings include providing survey services to assist customers in their compliance with CMS regulations. We are currently designated by CMS as a certified vendor to offer CAHPS® Hospital Surveys, HHCAHPS, ICH CAHPS, Hospice CAHPS, and CAHPS for accountable care organizations, including data collection and submission services. If we are unable to maintain these certifications, or secure certifications for future CMS mandated surveys, we would not be able to administer these survey instruments for our customers and our business may suffer.

Any reduction or change in the regulation of continuing education and training in the healthcare industry may adversely affect our business.

Our business model is dependent in part on required training and continuing education for healthcare professionals and other healthcare workers resulting from regulations of state and federal agencies, state licensing boards and professional organizations. Any change in these regulations that reduce the requirements for continuing education and training for the healthcare industry could harm our business. In addition, a portion of our business with pharmaceutical and medical device manufacturers and hospitals is predicated on our ability to maintain accreditation status with organizations such as the Accreditation Council for Continuing Medical Education, American Nurses Credentialing Center, and Accreditation Council for Pharmacy Education. The failure to maintain status as an accredited provider could have a detrimental effect on our business.

We may be liable to third parties for content that is available from our online library.

We may be liable to third parties for the content in our online library if the text, graphics, software or other content in our library violates copyright, trademark, or other intellectual property rights, our content partners violate their contractual obligations to others by providing content to our library, or the content does not conform to accepted standards of care in the healthcare profession. We attempt to minimize these types of liabilities by requiring representations and warranties relating to our content partners’ ownership of the rights to distribute as well as the accuracy of their content. We also take necessary measures to review this content ourselves. Although our agreements with our content partners in most instances contain provisions providing for indemnification by the content providers in the event of inaccurate content, our content partners may not have the financial resources to meet this obligation. Alleged liability could harm our business by damaging our reputation, requiring us to incur legal costs in defense, exposing us to awards of damages and costs, and diverting management’s attention away from our business.

Protection of certain intellectual property may be difficult and costly, and our inability to protect our intellectual property could reduce the value of our products and services.

Despite our efforts to protect our intellectual proprietary rights, a third party could, without authorization, copy or otherwise misappropriate our content, information from our databases, or other intellectual property. Our agreements with employees, consultants and others who participate in development activities could be breached and result in our trade secrets becoming known, or our trade secrets and other intellectual property could be independently developed by competitors. We may not have adequate remedies for such breaches or protections against such competitor developments. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States, and effective intellectual property protection may not be available in those jurisdictions. We currently own several applications and registrations for trademarks and domain names in the United States and other countries as well as certain common law trademarks and service marks. The current system for registering, allocating and managing domain names has been the subject of litigation and proposed regulatory reform. Additionally, legislative proposals have been made by the federal government that would afford broad protection to owners of databases of information, such as stock quotes. This protection of databases already exists in the European Union.

Our business could be harmed if unauthorized parties infringe upon or misappropriate our intellectual property, proprietary systems, content, platform, services or other information. Our efforts to protect our intellectual property through copyright, trademarks and other controls may not be adequate. For instance, we may not be able to secure trademark or service mark registrations for marks in the United States or in foreign countries, or to secure patents for our proprietary products and services, and even if we are successful in obtaining patent and/or trademark registrations, these registrations may be opposed or invalidated by a third party.

There has been substantial litigation in the computer and online industries regarding intellectual property assets, particularly patents. Third parties may claim infringement by us with respect to current and future products, trademarks or other proprietary rights, and we may counterclaim against such third parties in such actions. Any such claims or counterclaims could be time-consuming, result in costly litigation, divert management’s attention, cause product release delays, require us to redesign our products, restrict our use of the intellectual property subject to such claim, or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect upon our business, financial condition and operating results. Such royalty and licensing agreements may not be available on terms acceptable to us, if at all.

We may be liable for infringing the intellectual property rights of others.

Our competitors may develop similar intellectual property, duplicate our products and/or services, or design around any patents or other intellectual property rights we hold. In the future, litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the patents, intellectual property or other proprietary rights of third parties, which could be time consuming and costly and have an adverse effect on our business and financial condition. Intellectual property infringement claims could be made against us, especially as the number of our competitors grows. These claims, even if not meritorious, could be expensive and divert our attention from operating our company and result in a temporary inability to use the intellectual property subject to such claim. In addition, if we and/or our affiliates and customers become liable to third parties for infringing their intellectual property rights, we could be required to pay a substantial damage award and develop comparable non-infringing intellectual property, to obtain a license, or to cease providing the content or services that contain the infringing intellectual property. We may be unable to develop non-infringing intellectual property or obtain a license on commercially reasonable terms, if at all.

Risks Related to this Offering and the Ownership of Our Common Stock

The market price of our common stock has been, and may continue to be, volatile, and our shareholders may be unable to resell their shares at a profit.

The market price of our common stock has been subject to significant fluctuations and may continue to fluctuate or decline. From January 2013 through May 15, 2015, our common stock has been particularly volatile as the price of our common stock has ranged from a high of $39.77 to a low of $19.50. Factors that could cause fluctuations in the trading price of our common stock include the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	actual or anticipated changes in our earnings or fluctuations in our operating results;

•	general political or economic conditions and trends, such as a recession, war, terrorist attacks or interest rate or currency rate fluctuations;

•	new products or services offered by us or our competitors;

•	operating results that vary from the expectations of securities analysts and investors;

•	actual or expected strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or actual or expected changes in business strategy;

•	changes in market valuations of similar companies;

•	speculation in the press or investment community;

•	the passage of legislation or other regulatory developments that adversely affect us or our industry;

•	the realization of any of the other risk factors included in, or incorporated by reference to, this prospectus supplement;

•	general market and economic conditions;

•	sale of shares of our common stock by our significant shareholders or members of our management;

•	changes in estimates by securities analysts of our future performance; or

•	departures of key personnel.

These and other factors might cause the market price of our common stock to fluctuate substantially, which might limit or prevent investors from readily selling their shares of our common stock and might otherwise negatively affect the liquidity of our common stock. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies across many industries. The changes frequently appear to occur without regard to the operating performance of the affected companies. Accordingly, the price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our share price.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our stock price and trading volume could decline.

The trading market for our common stock depends on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade their valuation of our stock or otherwise form and publish more negative opinions, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

We have broad discretion in the use of the proceeds of this offering, which could result in our utilization of the proceeds in ways that may not yield a return to shareholders.

Our management will have broad discretion over the use and investment of the net proceeds from this offering, and accordingly, investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds. Our management may utilize a portion or all of the net proceeds from this offering in ways that our shareholders may not agree with or that may not yield a favorable return, if any. You will not have the opportunity to influence our decision on how the net proceeds from this offering are used. The failure of our management to apply the net proceeds from this offering effectively could harm our business, financial condition and results of operations.

Future sales or issuances of our common stock may cause the market price of our common stock to decline.

The sale of substantial amounts of our common stock, whether directly by us or in the secondary market, the perception that such sales could occur or the availability for future sale of shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock could, in turn, materially and adversely affect the market price of our common stock and our ability to raise capital through future offerings of equity or equity-related securities. In addition, we may issue in the future capital stock or other equity securities that have rights or preferences that are senior to those of our common stock which could cause the value of our common stock to decline.

We have never paid dividends on our common stock, and because we do not anticipate paying any such cash dividends in the foreseeable future, capital appreciation, if any, of our common stock will be your sole source of gain on an investment in our stock.

We have never paid cash dividends on our common stock and we currently intend to retain our cash and future earnings, if any, to fund the development and growth of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, our Revolving Credit Facility limits our ability to pay dividends from cash generated from operations. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Provisions in our organizational documents and under Tennessee law could delay or prevent a change in control of our company, which could adversely affect the price of our common stock.

Our charter, bylaws and Tennessee law contain provisions that could make it more difficult for a third party to obtain control of us. For example, our charter provides for a staggered board of directors, allows the board to fill any vacancies without shareholder approval and restricts the ability of shareholders to call a special meeting. Our bylaws allow the board to expand its size up to a maximum of 12 directors and prohibit shareholder action by written consent. In addition, the Tennessee Business Corporation Act contains the Tennessee Business Combination Act and the Tennessee Greenmail Act, which impose restrictions on shareholder actions.

FORWARD-LOOKING STATEMENTS

The statements in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and in any free writing prospectus that we have authorized for use in connection with this offering, contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), that are subject to risks and uncertainties. All statements other than statements of historical facts contained herein, including statements regarding our financial condition, operations, plans, objectives, goals, business strategies, future events, capital expenditures, future results, our competitive strengths and the trends in our industry are forward-looking statements. The words “believe,” “may,” “could,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “appear,” “future,” “likely,” “probably,” “suggest,” “goal,” “potential” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

These forward-looking statements are based on current expectations, estimates and projections, many of which are by their nature inherently uncertain and beyond our control and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors are further described in the section of this prospectus supplement entitled “Risk Factors” and the risks set forth under “Item I.A. Risk Factors” included in our most recent Annual Report on Form 10-K, which is incorporated by reference herein. Such risks include, among others:

•	our ability to effectively execute our growth strategy;

•	our ability to effectively identify, complete and integrate any future acquisitions, joint ventures, collaborative arrangements or other strategic investments;

•	our ability to accurately forecast revenue for certain products and services may be hindered by customer scheduling;

•	our ability to accurately forecast revenue may be affected by lengthy and widely varying sales cycles;

•	our ability to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, technical, marketing, or other resources;

•	our ability to maintain and strengthen our relationships with strategic partners or significant changes in the terms of the agreements we have with them may have an adverse impact on our ability to successfully market our products and services;

•	our ability to retain proper distribution rights from our content partners, and this could affect projected growth in courseware subscription revenue;

•	our ability to develop new products and services, or make enhancements to our existing products and services;

•	our ability to achieve widespread acceptance of new products, services or features, or keep pace with technological developments;

•	our ability to continue to license our third party software, on which a portion of our product and service offerings rely;

•	our ability to hire and retain a sufficient number of qualified employees;

•	our ability to maintain our certification to conduct CMS mandated surveys;

•	the current uncertain economic environment;

•	our ability to obtain and maintain intellectual property protection for our products;

•	the outcome of our research and product development efforts;

•	loss of key management personnel; and

•	regulatory developments in the U.S.

Due to these or other factors, our expectations or other information reflected in the forward-looking statements in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and in any free writing prospectus that we have authorized for use in connection with this offering may not in fact occur, and actual results may differ materially from those in the forward-looking statements. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, if at all. Accordingly, you should not place undue reliance on these forward-looking statements. You should read this prospectus supplement, the accompanying prospectus and the documents that we reference herein and therein, as well as the exhibits filed with, or incorporated by reference in, the registration statement of which this prospectus supplement and the accompanying prospectus form a part, completely and with the understanding that our actual future results may be materially different from what we expect. These forward-looking statements speak only as of the date they were made. We undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, further events, or otherwise, except as required by law.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the common stock offered pursuant to this prospectus supplement will be approximately $81.2 million (or approximately $93.4 million if the underwriters exercise their over-allotment option in full), based upon an assumed public offering price of $27.73 per share, the last reported sales price of our common stock on the NASDAQ Global Select Market on May 15, 2015, and after deducting the underwriting discounts and commissions and estimated offering expenses that are payable by us. Each $1.00 increase or decrease in the assumed public offering price of $27.73 per share would increase or decrease, respectively, the estimated net proceeds from this offering by approximately $2.9 million (or approximately $3.4 million if the underwriters exercise their over-allotment option in full).

We intend to use $28.0 million of the net proceeds from the offering to repay all of our outstanding balance on our Revolving Credit Agreement, dated November 24, 2014, by and among HealthStream, Inc., the several banks and other financial institutions and lenders from time to time party thereto and SunTrust Bank, as administrative agent, issuing bank, and swingline lender (our “Revolving Credit Facility”) and the remaining net proceeds for general corporate purposes, including working capital and the financing of potential acquisitions of, or investments in, strategic businesses, products or technologies. As of May 18, 2015, we had $28.0 million of outstanding indebtedness under our Revolving Credit Facility, which matures on November 24, 2017 and has an effective interest rate of 1.68% as of May 18, 2015. Following this repayment on our Revolving Credit Facility, the amounts and timing of any expenditure will vary depending on the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. Accordingly, our management will have broad discretion in applying the remaining net proceeds from this offering. Pending the use of proceeds for these purposes, we intend to invest the remaining net proceeds of this offering in short-term, interest-bearing, investment-grade securities. We cannot predict whether the proceeds invested will yield a favorable return.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the NASDAQ Global Select Market under the symbol “HSTM.” The following table sets forth, for the time period indicated, the high and low sales prices of our common stock as reported on the NASDAQ Global Select Market.

	High	Low
2015
Second Quarter (through May 15, 2015)	$31.75	$24.63
First Quarter	$30.47	$24.27

2014
Fourth Quarter	$32.17	$22.66
Third Quarter	$27.54	$21.66
Second Quarter	$27.85	$20.76
First Quarter	$34.64	$26.00

2013
Fourth Quarter	$39.77	$29.54
Third Quarter	$38.34	$25.20
Second Quarter	$28.13	$19.50
First Quarter	$25.41	$20.15

As of May 15, 2015, there were approximately 90 holders of record of our common stock. On May 15, 2015, the last sale price reported on the NASDAQ Global Select Market for our common stock was $27.73 per share.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock since our inception. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, our Revolving Credit Facility limits our ability to pay dividends from cash generated from operations. Consequently, shareholders will need to sell shares of our common stock to realize a return on their investment, if any.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and investments and capitalization as of March 31, 2015:

•	on an actual basis; and

•	on an as adjusted basis to reflect the sale of by us of 3,100,000 shares of our common stock in this offering at an assumed public offering price of $27.73 per share, after deducting underwriting discounts and commissions and estimated offering expenses, and the repayment of $28.0 million of outstanding borrowings under our Revolving Credit Facility (representing all of our outstanding borrowings under our Revolving Credit Facility), as described under “Use of Proceeds,” as if they had occurred on March 31, 2015.

You should read the following table in conjunction with (1) our audited consolidated financial statements and accompanying notes as of and for the fiscal year ended December 31, 2014 and related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Current Report on Form 8-K filed with the SEC on May 18, 2015 and (2) our unaudited consolidated financial statements and accompanying notes as of and for the quarter ended March 31, 2015 and related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our most recent Quarterly Report on Form 10-Q, each of which is incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus are a part. See “Incorporation of Certain Information by Reference” below. Each $1.00 increase or decrease in the assumed public offering price of $27.73 per share would increase or decrease, respectively, the estimated net proceeds from this offering by approximately $2.9 million (or approximately $3.4 million if the underwriters exercise their over-allotment option in full).

	As of March 31, 2015
	Actual	As Adjusted
	(unaudited) (in thousands)
Cash, cash equivalents and investments in marketable securities	$64,375	$117,540
Long-term debt	28,000	0

Shareholders’ equity:
Common stock, no par value, 75,000,000 shares authorized, 27,786,527 shares issued and outstanding, actual, 30,886,527 shares issued and outstanding, as adjusted	175,369	256,534
Accumulated deficit	(4,308)	(4,308)
Accumulated other comprehensive loss	(16)	(16)
Total shareholders’ equity	171,045	252,210

Total capitalization	$199,045	$252,210

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS OF COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax considerations applicable to non-U.S. holders (as defined below) arising from and relating to the purchase, ownership and disposition of our common stock purchased in this offering, but it does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the Code), Treasury regulations promulgated thereunder (Treasury Regulations), administrative rulings and judicial decisions, all as in effect on the date hereof and all of which are subject to change (possibly on a retroactive basis) and to different interpretations. We have not sought any ruling from the U.S. Internal Revenue Service (IRS), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to such statements and conclusions.

This summary does not address any aspect of taxation other than U.S. federal income taxation. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a non-U.S. holder’s particular circumstances or to non-U.S. holders that may be subject to special tax rules, including, without limitation, persons that do not hold our common stock as a “capital asset” (within the meaning of Section 1221 of the Code), certain former citizens or permanent residents of the United States, an integral part or controlled entity of a foreign sovereign, partnerships and other pass-through entities, real estate investment trusts, regulated investment companies, “controlled foreign corporations,” “passive foreign investment companies,” banks, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, persons that own or have owned more than 5% of our common stock, persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation, or persons that hold our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction.

If an entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of an owner of such entity generally will depend on the status of the owner and upon the activities of the entity. Accordingly, any such entities that are considering purchasing our common stock pursuant to this offering, and the owners of such entities, should consult their tax advisors.

The actual tax consequences of investing in our common stock will vary depending on each prospective purchaser’s circumstances. Prospective purchasers are urged to consult their own tax advisors concerning the particular U.S. federal tax consequences to them of the purchase, ownership and disposition of our common stock, as well as the tax consequences to them arising under the laws of any other jurisdiction.

For purposes of the U.S. federal income tax discussion below, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” or an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any of the following:

•	a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect to be treated as a U.S. person.

Distributions on Common Stock

As discussed under the section entitled “Dividend Policy” above, we do not anticipate paying any cash distributions in the foreseeable future. If, however, we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in our common stock held by such non-U.S. holder, but not below zero. Any excess will be treated as capital gain and will be treated as described under the section entitled “—Gain on Sale or Disposition of Common Stock” below.

Distributions paid to a non-U.S. holder of our common stock that are treated as dividends for U.S. federal income tax purposes and that are not effectively connected with a U.S. trade or business conducted by such holder generally will be subject to withholding tax at a rate of 30% of the gross amount of such distributions or such reduced rate specified by an applicable income tax treaty. In order to obtain the benefit of a reduced treaty rate, a non-U.S. holder must provide a properly executed IRS Form W-8BEN (or other applicable form) certifying its entitlement to benefits under an applicable treaty. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically.

If a non-U.S. holder is engaged in a trade or business in the United States, and distributions paid by us to the non-U.S. holder are treated as dividends for U.S. federal income tax purposes and are effectively connected with the conduct of that trade or business, the non-U.S. holder will generally be taxed on a net income basis in the same manner as a U.S. person, subject to an applicable income tax treaty providing otherwise. The withholding tax discussed in the preceding paragraph does not apply to any distributions paid to a non-U.S. holder that provides a properly executed IRS Form W-8ECI (or other applicable form), certifying that the distributions are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. A non-U.S. corporation receiving effectively connected distributions that are treated as dividends for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or such lower rate specified by an applicable tax treaty).

Gain on Sale or Disposition of Common Stock

Subject to the discussion below concerning backup withholding and certain additional withholding on payments to certain foreign entities, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of our common stock, unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale or disposition and certain other requirements are met; or

•	we are or have been a U.S. real property holding corporation (USRPHC) as defined in the Code, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and our common stock has ceased to be traded on an established securities market.

Unless an applicable tax treaty provides otherwise, the gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a U.S. person. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty).

Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses of the non-U.S. holder.

With respect to the third bullet point above, although there can be no assurance, we believe that we are not, and we do not anticipate becoming, a USRPHC.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on our common stock and the proceeds from a sale or other disposition of our common stock. Copies of information returns may be made available to the tax authorities of the country in which a non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement. A non-U.S. holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under an income tax treaty will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder may be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

Additional Withholding on Certain Foreign Entities

The Foreign Account Tax Compliance Act (“FATCA”) imposes a U.S. federal withholding tax on certain types of payments made to certain “foreign financial institutions” and certain other non-U.S. entities. FATCA generally imposes a withholding tax at a rate of 30% on payments of dividends or gross proceeds from the disposition of common stock if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, or in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such agreement, (ii) the foreign entity is not a “foreign financial institution” and either certifies it does not have any “substantial United States owners” (as defined in the Code) or identifies each substantial United States owner, or (iii) the foreign entity otherwise is exempt under FATCA. Under delayed effective dates provided for in the Treasury Regulations, such required withholding will not begin with respect to gross proceeds from the disposition of our common stock until January 1, 2017.

If withholding is required under FATCA on a payment related to our common stock, non-U.S. holders that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Prospective investors should consult their own tax advisors regarding the effect of FATCA on an investment in our common stock.

UNDERWRITING

The underwriters named below have severally agreed, subject to the terms and conditions set forth in the underwriting agreement by and among William Blair & Company, L.L.C. and Raymond James & Associates, Inc., as representatives of the underwriters and us, to purchase from us the respective number of shares of our common stock set forth opposite each underwriter’s name in the table below. William Blair & Company, L.L.C. and Raymond James & Associates, Inc. are acting as joint bookrunning managers and Avondale Partners, LLC, Craig-Hallum Capital Group LLC and First Analysis Securities Corp. are acting as co-managers for this offering.

Underwriter	Number of Shares
William Blair & Company, L.L.C.

Raymond James & Associates, Inc.

Avondale Partners, LLC

Craig-Hallum Capital Group LLC

First Analysis Securities Corp.

Total	3,100,000

This offering will be underwritten on a firm commitment basis. In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase the shares of our common stock being sold pursuant to this prospectus supplement at a price per share equal to the public offering price less the underwriting discount specified on the cover page of this prospectus supplement. According to the terms of the underwriting agreement, the underwriters either will purchase all of the shares of our common stock being sold pursuant to this prospectus supplement or none of them. In the event of default by any underwriter, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased, arrangements may be made for the purchase of such defaulting underwriter’s shares by other persons, or the underwriting agreement may be terminated.

The representatives of the underwriters have advised us that the underwriters propose to offer our common stock to the public initially at the public offering price set forth on the cover page of this prospectus supplement and to selected dealers at such price less a concession of not more than $        per share. The underwriters may allow, and such dealers may re-allow, a concession not in excess of $        per share to certain other dealers. The underwriters will offer the shares of our common stock subject to prior sale and subject to receipt and acceptance of the shares by the underwriters. The underwriters may reject any order to purchase shares of our common stock in whole or in part. The underwriters expect that we will deliver the shares to the underwriters through the facilities of The Depository Trust Company in New York, New York on or about                     , 2015. At that time, the underwriters will pay us for the shares in immediately available funds. After commencement of the public offering, the representatives may change the public offering price and other selling terms.

We have granted the underwriters an option, exercisable within 30 days after the date of this prospectus supplement, to purchase up to an aggregate of 465,000 additional shares of our common stock at the same price per share to be paid by the underwriters for the other shares offered hereby solely for the purpose of covering over-allotments, if any. If the underwriters purchase any such additional shares pursuant to this option, each of the underwriters will be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. The underwriters may exercise the option only for the purpose of covering excess sales, if any, made in connection with the distribution of the shares of our common stock offered hereby. The underwriters will offer any additional shares of our common stock that they purchase on the terms described in the preceding paragraph.

The following table summarizes the compensation to be paid to the underwriters by us. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option:

	Per Share		Total
	Without Over- Allotment	With Over- Allotment	Without Over- Allotment	With Over- Allotment
Underwriting discount paid by us	$	$	$	$

We estimate that our total expenses for this offering, excluding the underwriting discount, will be approximately $500,000.

We and each of our directors and executive officers have agreed to not sell or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for shares of our common stock for a period of 90 days after the date of this prospectus supplement without obtaining the prior written consent of William Blair & Company, L.L.C. Specifically, we and these other persons have agreed, with certain limited exceptions described below, not to directly or indirectly:

•	offer, sell (including “short” selling), assign, transfer, encumber, pledge, contract to sell, grant an option to purchase, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of any shares of our common stock or securities convertible into or exchangeable or exercisable for, or that represent the right to receive, our common stock held of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by us or such other persons;

•	enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any of our common stock;

•	make any demand or request for or exercise any right with respect to the registration of any shares of our common stock or securities convertible into or exercisable or exchangeable for our common stock; or

•	publicly disclose an intention to do any of the foregoing.

The 90-day lock-up period will be extended if (1) we release earnings results or material news or a material event relating to us occurs during the last 17 days of the lock-up period, or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period. In either case, the lock-up period will be extended for 18 days after the date of the release of the earnings results or the occurrence of the material news or material event, unless William Blair & Company, L.L.C. waives, in writing, such extension.

The lock-up agreements entered into by our other directors and executive officers do not extend to transfers or dispositions (i) by bona fide gift, (ii) by will or intestate succession to the transferor’s executors administrators, legatees or beneficiaries or (iii) to any trust for the direct or indirect exclusive benefit of the transferor or his or her immediate family or to a corporation, partnership, limited partnership or limited liability company the stockholders, partners and members of which are the transferor or the immediate family of the transferor, or to a not-for-profit entity or organization for estate planning purposes, provided in each case that the recipient of those shares agrees to be bound by the foregoing restrictions for the duration of the lock-up period. We may issue shares in connection with any outstanding options under our existing 2010 Stock Incentive Plan, and holders of restricted stock units may surrender or withhold shares of our common stock to satisfy the tax withholding obligations related to the vesting of such restricted stock units during the lock-up period.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities for misstatements in the registration statement of which this prospectus supplement forms a part, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.

The representatives have informed us that the underwriters will not confirm, without client authorization, sales to their client accounts as to which they have discretionary authority. The representatives have also informed us that the underwriters intend to deliver all copies of this prospectus supplement via electronic means, via hand delivery or through mail or courier services.

In connection with this offering, the underwriters and other persons participating in this offering may engage in transactions which affect the market price of the common stock. These may include stabilizing and over-allotment transactions and purchases to cover syndicate short positions. Stabilizing transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock. An over-allotment involves selling more shares of our common stock in this offering than are specified on the cover page of this prospectus supplement, which results in a syndicate short position. The underwriters may cover this short position by purchasing common stock in the open market or by exercising all or part of their over-allotment option. In addition, the representatives may impose a penalty bid. This allows the representatives to reclaim the selling concession allowed to an underwriter or selling group member if shares of our common stock sold by such underwriter or selling group member in this offering are repurchased by the representatives in stabilizing or syndicate short covering transactions. These transactions, which may be effected on The NASDAQ Global Select Market or otherwise, may stabilize, maintain or otherwise affect the market price of our common stock and could cause the price to be higher than it would be without these transactions. The underwriters and other participants in this offering are not required to engage in any of these activities and may discontinue any of these activities at any time without notice. We and the underwriters make no representation or prediction as to whether the underwriters will engage in such transactions or choose to discontinue any transactions engaged in or as to the direction or magnitude of any effect that these transactions may have on the price of our common stock.

One or more of the underwriters currently act as a market maker for our common stock and may engage in “passive market making” in such securities on The NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act. Rule 103 permits, upon the satisfaction of certain conditions, underwriters participating in a distribution that are also NASDAQ market makers in the security being distributed to engage in limited market making transactions during the period when Regulation M would otherwise prohibit such activity. Rule 103 prohibits underwriters engaged in passive market making generally from entering a bid or effecting a purchase price that exceeds the highest bid for those securities displayed on The NASDAQ Global Select Market by a market maker that is not participating in the distribution. Under Rule 103, each underwriter engaged in passive market making is subject to a daily net purchase limitation equal to the greater of (i) 30% of such entity’s average daily trading volume during the two full calendar months immediately preceding, or any 60 consecutive calendar days ending within the ten calendar days preceding, the date of the filing of the registration statement under the Securities Act pertaining to the security to be distributed or (ii) 200 shares of common stock.

Our common stock is currently listed on The NASDAQ Global Select Market under the symbol “HSTM.”

In the ordinary course of business, some of the underwriters and their affiliates have provided, and may in the future provide, investment banking, commercial banking and other services to us for which they may receive customary fees or other compensation.

LEGAL MATTERS

The validity of the common shares offered hereby, as well as certain legal matters relating to us, will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain legal matters related to California law will be passed upon for us by Arnold & Porter LLP, San Francisco, California. Certain legal matters related to Maryland law will be passed upon for us by Venable LLP, Baltimore, Maryland. Certain legal matters related to New York law will be passed upon for us by Hodgson Russ LLP, Buffalo, New York. Certain legal matters related to the offering will be passed upon for the underwriters by Sidley Austin LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of HealthStream, Inc. appearing in its Current Report on Form 8-K dated May 18, 2015, and the effectiveness of HealthStream, Inc.’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of HealthLine Systems, Inc. as of and for the years ended December 31, 2013 and 2014, which are incorporated by reference into this prospectus supplement, have been audited by Lattimore, Black, Morgan & Cain PC, an independent accounting firm, as stated in their report thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the report of Lattimore, Black, Morgan & Cain, PC pertaining to such financial statements as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement that we filed with the SEC under the Securities Act. This prospectus supplement does not contain all of the information set forth in the registration statement. For more information about us and our securities, you should read the registration statement and its exhibits and schedules. Copies of the registration statement, including its exhibits, may be inspected without charge at the offices of the SEC or obtained at prescribed rates from the Public Reference Room of the SEC at 100 F Street NE, Washington, D.C. 20549. Copies of the registration statement may be obtained without charge at the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we file with the SEC into this prospectus supplement and the accompanying prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus supplement or the accompanying prospectus or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus. Likewise, any statement in this prospectus supplement or the accompanying prospectus or any document which is incorporated or deemed to be incorporated by reference herein or therein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein or therein modifies or supersedes that statement. This prospectus supplement and the accompanying prospectus incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus supplement and prior to the sale of all the securities covered hereby.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (including portions of our definitive Proxy Statement for the 2015 Annual Meeting of Stockholders incorporated therein by reference);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015;

•	Our Current Reports on Form 8-K filed with the SEC on February 13, 2015, March 16, 2015, April 16, 2015 and May 18, 2015 and Current Reports on Form 8-K/A filed with the SEC on April 14, 2015 and May 18, 2015; and

•	The description of our common stock, no par value per share, contained in our Registration Statement on Form 8-A filed with the SEC on October 18, 1999, including all amendments and reports filed for purposes of updating such description.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus supplement, the accompanying prospectus, or the registration statement of which this prospectus supplement is a part.

We will provide each person, including any beneficial owner, to whom this prospectus supplement has been delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement, upon written or oral request at no cost, by writing or telephoning us at the address set forth below:

HealthStream, Inc.

209 10th Avenue South, Suite 450

Nashville, TN 37203

Attention: Investor Relations

Telephone: (615) 301-3237

PROSPECTUS

$225,000,000

HEALTHSTREAM, INC.

Common Stock

HealthStream, Inc. may offer, issue and sell from time to time, together or separately, in one or more offerings shares of its common stock, no par value per share, which we refer to as common shares or securities. We may offer these securities with an aggregate initial public offering price of up to $225,000,000, or its equivalent in a foreign currency based upon the exchange rate at the time of sale, in amounts, at initial prices and on terms determined at the time of the offering.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement, as well as the documents incorporated or deemed incorporated by reference in this prospectus, carefully before you make your investment decision. Our common stock is listed on the NASDAQ Global Select Market and trades on that exchange under the symbol “HSTM.” On August 11, 2014, the closing price of our common stock on the NASDAQ Global Select Market was $26.54 per share. You are urged to obtain current market quotations of the common stock.

No securities may be sold without delivery of an accompanying prospectus supplement describing the method and terms of the offering of those securities. Accordingly, we will deliver this prospectus together with an accompanying prospectus supplement setting forth the specific terms of the securities that we are offering. We may offer to sell these securities on a continuous or delayed basis, through agents, dealers or underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable commissions or discounts. Our net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement. For general information about the distribution of the shares of common stock offered, please see “Plan of Distribution” in this prospectus.

Investing in our securities involves substantial risks. You should carefully consider the risk factors referred to under “Risk Factors” on page 4 of this prospectus and set forth in the documents incorporated or deemed incorporated by reference herein, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, before making any decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 22, 2014.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process for the offering and sale of our common shares pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. Under this shelf registration process, we, and certain holders of our securities, may, from time to time, sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the common shares that we may offer. As allowed by SEC rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits thereto. The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated or deemed incorporated herein by reference, can be read on the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement containing specific information about the terms of a particular offering. The prospectus supplement and any free writing prospectus may add, update or change information in this prospectus. If the information in the prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement and any free writing prospectus together with the information incorporated or deemed incorporated by reference herein as described under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” for more information.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus that we may provide to you in connection with an offering of securities. You must not rely upon any unauthorized information or representations not contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus. This prospectus, any accompanying prospectus supplement or any free writing prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus, any accompanying prospectus supplement or any free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus, any accompanying prospectus supplement, any free writing prospectus or the documents incorporated by reference herein or therein are accurate only as of the date of such document, even though this prospectus and any prospectus supplement is delivered or common shares are sold on a later date. Our business, financial condition, liquidity, results of operations, funds from operations and prospects may have changed since those dates.

Unless this prospectus indicates otherwise or the context otherwise requires, the terms “we,” “our,” “us,” “HealthStream” or the “Company” as used in this prospectus refer to HealthStream, Inc.

FORWARD-LOOKING STATEMENTS

This prospectus (including the documents incorporated by reference) contains, and any accompanying prospectus supplement may contain, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. Forward-looking statements include discussions regarding the Company’s operating strategy, strategic plan, industry and economic conditions, financial condition, liquidity and capital resources, and results of operations. You can identify these statements by forward-looking words such as “expects,” “anticipates,” “intends,” “believes,” “may,” “will,” “should,” “continue” and similar language or the negative of such terms or other comparable terminology, though not all forward-looking statements may contain these types of words. Although we believe that the plans, objectives, expectations and prospects reflected in or suggested by our forward-looking statements are reasonable, those statements involve uncertainties and risks, and we cannot assure you that our plans, objectives, expectations and prospects will be achieved. Our actual results could differ materially from the results anticipated by the forward-looking statements as a result of many known and unknown factors, including, but not limited to, those contained in “Risk Factors” and elsewhere in this prospectus and any accompanying prospectus supplement. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements. The Company does not undertake any obligation to update or to release publicly any revisions to forward-looking statements contained in this prospectus or any accompanying prospectus supplement to reflect events or circumstances occurring after the date of this prospectus or any accompanying prospectus supplement or to reflect the occurrence of changed assumptions, unanticipated events or actual operating results.

HEALTHSTREAM, INC.

HealthStream provides workforce development and research/patient experience solutions for healthcare organizations—all designed to assess and develop the people that deliver patient care which, in turn, supports the improvement of business and clinical outcomes. Our workforce development products are used by healthcare organizations to meet a broad range of their training, certification, competency assessment, performance appraisal, and development needs, while our research/patient experience products provide our customers information about patients’ experiences and how to improve them, workforce engagement, physician relations, and community perceptions of their services. HealthStream’s customers include healthcare organizations, pharmaceutical and medical device companies, and other participants in the healthcare industry.

We are dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of software-as-a-service solutions are used by, collectively, approximately four million healthcare employees in the U.S. for workforce development, training & learning management, talent management, performance assessment, and managing simulation-based education programs. Our research/patient experience solutions provide valuable insight to healthcare providers to meet Hospital Consumer Assessment of Healthcare Providers and Systems requirements, improve the patient experience, engage their workforce, and enhance physician alignment.

Headquartered in Nashville, Tennessee, the Company was incorporated in 1990. Including additional offices in Laurel, Maryland, Brentwood, Tennessee, Pensacola, Florida and Jericho, New York, HealthStream had 687 full-time and 93 part-time employees as of June 30, 2014. HealthStream has evolved from a company with an initial focus on technology-based training to a company providing workforce development and research/patient experience solutions to the nation’s healthcare providers.

Our principal executive offices are located at 209 10th Avenue South, Suite 450, Nashville, Tennessee, 37203, and our telephone number at these offices is (615) 301-3100. Our internet address is www.healthstream.com. Please note that our website is provided as an inactive textual reference and the information on our website is not incorporated by reference in this prospectus.

RISK FACTORS

An investment in our securities involves significant risks. You should read and carefully consider the risks and uncertainties and the risk factors set forth in our most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated, amended or superseded by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any accompanying prospectus supplement before acquiring any of such securities. The occurrence of any of these risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow and might cause you to lose all or part of your investment in the offered securities. Much of the business information, as well as the financial and operational data contained in our risk factors, are updated by our periodic reports filed with the SEC pursuant to the Exchange Act, which are also incorporated by reference into this prospectus. Although we have tried to discuss key risk factors, please be aware that these are not the only risks we face and there may be additional risks that we do not presently know of or that we currently consider not likely to have a significant impact. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our business or our financial performance. Please also refer to the section entitled “Forward-Looking Statements” herein.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement to this prospectus used to offer our common shares, we expect to use the net proceeds from any offering of securities by us for general corporate purposes, which may include potential acquisitions, capital expenditures and investments. Pending the application of the net proceeds, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

DESCRIPTION OF COMMON STOCK

The following is a description of our common stock and certain provisions of our Fourth Amended and Restated Charter and Amended and Restated Bylaws and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our Fourth Amended and Restated Charter and Amended and Restated Bylaws, copies of which have been filed with the SEC and are also available upon request from us. You should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

The authorized capital stock of HealthStream consists of 75 million shares of common stock, no par value. As of August 5, 2014, 27,570,715 shares of HealthStream common stock were outstanding. The Company is authorized to issue up to 10 million shares of preferred stock, no par value, in one or more series, having the relative voting powers, designations, preferences, rights and qualifications, limitations or restrictions, and other terms as the Board of Directors may fix in providing for the issuance of such series, without any vote or action of the shareholders. As of August 5, 2014, 870,030 shares of HealthStream common stock were reserved for issuance upon the exercise of outstanding stock options or the vesting of outstanding restricted share units under various employee stock incentive plans.

The outstanding shares of HealthStream common stock are fully paid and nonassessable. Holders of HealthStream common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of HealthStream common stock do not have pre-emptive rights and are not entitled to cumulative voting rights with respect to the election of directors. HealthStream common stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions with respect to the common stock. Holders of HealthStream common stock are entitled to, in the event of liquidation, share ratably in all assets remaining after payment of liabilities.

Election of Directors

The Company’s Fourth Amended and Restated Charter and Amended and Restated Bylaws provide that the Company’s Board of Directors is to be divided into three classes as nearly equal in number as possible. Directors are elected by classes to three-year terms, so that approximately one-third of the directors of HealthStream are elected at each annual meeting of the shareholders. In addition, HealthStream’s Amended and Restated Bylaws provide that the power to increase or decrease the number of directors and to fill vacancies is vested in the HealthStream Board of Directors. The overall effect of these provisions may be to prevent a person or entity from seeking to acquire control of HealthStream through an increase in the number of directors on the HealthStream Board of Directors and the election of designated nominees to fill newly created vacancies.

Dividends

Holders of HealthStream’s common stock are entitled to receive dividends when, as and if declared by HealthStream’s Board of Directors out of funds legally available for dividends. HealthStream has never declared or paid any dividends on its common stock.

Supermajority Vote

HealthStream’s Fourth Amended and Restated Charter provides that the affirmative vote of at least two-thirds of the voting power of the outstanding shares of our capital stock outstanding and entitled to vote at an election of directors is required to amend or repeal, or to adopt any provision inconsistent with, certain provisions of the Company’s Fourth Amended and Restated Charter.

Anti-Takeover Statutes

Tennessee Business Combination Act

The Tennessee Business Combination Act provides that an interested shareholder (defined as a person owning, either directly or indirectly, 10% or more of the voting securities in a Tennessee corporation) cannot engage in a business combination with that corporation unless the transaction takes place at least five years after the interested shareholder first becomes an interested shareholder, and unless either the transaction (a) is approved by at least two-thirds of the shares of the corporation not beneficially owned by an interested shareholder and the affiliates and associates of such interested shareholder or (b) satisfies certain fairness conditions specified in the Tennessee Business Combination Act relating to the price to be paid to the non-interested shareholders in such transaction.

These provisions apply to Tennessee corporations unless one of two events occurs. A business combination with an entity can proceed without the five-year moratorium if the business combination or transaction resulting in the shareholder becoming an interested shareholder is approved by the target corporation’s board of directors before that entity becomes an interested shareholder. Alternatively, the corporation may enact an amendment to its charter or bylaws to remove itself entirely from the Tennessee Business Combination Act. This amendment must be approved by a majority of the shareholders who have held shares for more than one year prior to the vote and may not take effect for at least two years after the vote.

Tennessee Control Share Acquisition Act

The Tennessee Control Share Acquisition Act takes away the voting rights of a purchaser’s shares any time an acquisition of shares in a Tennessee corporation brings the purchaser’s voting power to 20%, 33-1/3%, or more than 50% of all voting power in such corporation. The purchaser’s voting rights can be maintained or re-established only by a majority vote of all the shares entitled to vote generally with respect to the election of directors other than those shares owned by the acquirer and the officers and inside directors of the corporation.

The Tennessee Control Share Acquisition Act applies only to a corporation that has adopted a provision in its charter or bylaws declaring that the Tennessee Control Share Acquisition Act will apply.

Our Fourth Amended and Restated Charter has not adopted such a provision, and, therefore, we are not subject to such act.

Tennessee Greenmail Act

The Tennessee Greenmail Act prohibits a Tennessee corporation whose stock is registered or traded on a national securities exchange or registered with the SEC, from purchasing, directly or indirectly, any of its shares at a price above the market value of the shares from any person who holds more than 3% of the class of securities to be purchased if such person has held the shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by the corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of the class. Under the Tennessee Greenmail Act, the market value of the shares is defined as the average of the highest and lowest closing market price for the shares during the 30 trading days preceding the purchase and sale or preceding the commencement or announcement of a tender offer if the seller of the shares has commenced a tender offer or announced an intention to seek control of the corporation.

Our common stock is traded on the Nasdaq Global Select Market and, therefore, is subject to such act.

Indemnification

The Company’s Fourth Amended and Restated Charter provides that, to the fullest extent permitted by the Tennessee Business Corporation Act, or TBCA, a director will not be liable to the Company or its shareholders for monetary damages for breach of his or her fiduciary duty as a director. Under the TBCA, directors have a fiduciary duty which is not eliminated by this provision in the Company’s Fourth Amended and Restated Charter. In some circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the TBCA:

•	for any breach of the director’s duty of loyalty to the Company or its shareholders;

•	for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involved intentional misconduct or knowing violations of law;

•	in connection with any proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director; and

•	for payment of distributions that are prohibited by the TBCA.

The Company’s Fourth Amended and Restated Charter provision does not affect the directors’ responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

The TBCA provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if the director or officer acted in good faith or reasonably believed, in the case of conduct in his or her official capacity with the corporation, that the conduct was in the corporation’s best interests. In all other civil cases, a corporation must indemnify a director or officer who reasonably believed that his or her conduct was not opposed to the best interests of the corporation. In connection with any criminal proceedings, a corporation may indemnify any director or officer who had no reasonable cause to believe that his or her conduct was unlawful.

In actions brought by or in the right of the corporation, however, the TBCA does not allow indemnification if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification of a director or officer if the director or officer is adjudged liable in a proceeding because a personal benefit was improperly received.

Under the Company’s Fourth Amended and Restated Charter, in cases when the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding brought because of his or her status as a director or officer of a corporation, the corporation must indemnify the director or officer against all expense, liability, and loss incurred in the proceeding. Also, the TBCA provides that a court may order a corporation to indemnify a director or officer for reasonable expenses if the court determines that the individual is entitled to mandatory indemnification, or, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, whether or not the individual acted in good faith or reasonably believed his or her conduct was in the corporation’s best interest.

The Company’s Amended and Restated Bylaws provide that the Company shall indemnify and advance expenses to its directors and officers to the fullest extent permitted by the TBCA. The Company also maintains insurance to protect any director or officer against any liability and has entered into indemnification agreements with its directors to create a contractual obligation to indemnify its directors. These agreements, among other things, indemnify the Company’s directors for some expenses, judgments and fines and amounts paid in settlement, actually and reasonably incurred by any of these persons in any threatened, pending or completed action, suit proceeding or arbitration or any inquiry, hearing or investigation arising out of the person’s services as the Company’s director.

Transfer Agent

ComputerShare Trust Company, N.A., serves as the registrar and transfer agent for our common stock.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby, from time to time, in one or more offerings, on a continuous or delayed basis, by one or more of the following methods:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	to or through dealers, brokers, placement agents or other agents; and

•	to investors directly in negotiated sales or in competitively bid transactions.

One or more prospectus supplements will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at fixed prices which may be changed;

•	at market prices prevailing at the time of the sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Each prospectus supplement will set forth the manner and terms of an offering of securities including:

•	the number and terms of the securities to which such prospectus relates;

•	the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities;

•	the rules and procedures for any auction or bidding process, if used; and

•	the public offering or purchase price of such securities and the net proceeds we will receive from such sale.

The consideration for our common shares may be cash or another form negotiated by the parties. We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the related prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the related prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the related prospectus supplement (or a post-effective amendment).

Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them from us or from purchasers of the securities and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us and any selling shareholders, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

Unless otherwise indicated in the prospectus supplement, any agent designated by us will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If an underwriter or underwriters are utilized in the sale of securities, we and any selling shareholders will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement, which will be used by the underwriters to resell the securities.

If a dealer is utilized in the sale of the securities, we and any selling shareholders will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the prospectus supplement relating thereto.

Offers to purchase the securities may be solicited directly by us and sales thereof may be made by us directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction prices, if utilized, will be described in the prospectus supplement relating thereto.

Agents, underwriters and dealers may be entitled under agreements that may be entered into with us and any selling shareholders to indemnification by us and any selling shareholders against certain liabilities, including liabilities under the Securities Act, and any such agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or any selling shareholders in the ordinary course of business.

The securities may also be resold by security holders in the manner provided in the applicable prospectus supplement.

Our common shares trade on the NASDAQ Global Select Market under the symbol “HSTM.” Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the NASDAQ Global Select Market may engage in passive market making transactions in the securities on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during the business day prior to the pricing of the offering and before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Some of the underwriters, dealers and agents and their affiliates may engage in transactions with or perform services for us and our affiliates in the ordinary course of business. Underwriters have from time to time in the past provided, and may from time to time in the future provide, investment banking services to us for which they have in the past received, and in the future may receive, customary fees.

EXPERTS

The consolidated financial statements of HealthStream, Inc. appearing in HealthStream, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013, and the effectiveness of HealthStream, Inc.’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. If the validity of the securities offered hereby in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act for the securities being offered under this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and accompanying exhibits. This prospectus contains descriptions of certain agreements or documents that are exhibits to the registration statement. The statements as to the contents of such exhibits, however, are brief descriptions and are not necessarily complete, and each statement is qualified in all respects by reference to such agreement or document. In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. Our current SEC filings and the registration statement and accompanying exhibits may be inspected without charge at the public reference facilities of the SEC located at 100 F Street, N. E., Washington, D.C. 20549. You may obtain copies of this information at prescribed rates. The SEC also maintains a website that contains reports, proxy statements, registration statements and other information, including our filings with the SEC. The SEC website address is www.sec.gov. You may call the SEC at 1-800-SEC-0330 to obtain further information on the operations of the public reference room. We make available free of charge through our web site our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Our website address is www.healthstream.com. Please note that our website address is provided as an inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus or any accompanying prospectus supplement, and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus or any accompanying prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we file with the SEC into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference into this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the sale of all the securities covered by this prospectus.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (including portions of our definitive Proxy Statement for the 2014 Annual Meeting of Stockholders incorporated therein by reference).

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014.

•	Our Current Reports on Form 8-K filed with the SEC on March 4, 2014, June 4, 2014, June 17, 2014 and July 11, 2014.

•	The description of our common stock, no par value per share, contained in our Registration Statement on Form 8-A filed with the SEC on October 18, 1999, including all amendments and reports filed for purposes of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus until all of the securities offered by this prospectus have been sold or we otherwise terminate the offering of these securities, including all filings made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed is not incorporated by reference in this prospectus and any accompanying prospectus supplement. Information that we subsequently file with the SEC will automatically update and may supersede information in this prospectus, any accompanying prospectus supplement and information previously filed with the SEC. You may request a copy of these documents (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents), which will be provided to you at no cost, by writing or telephoning us using the following contact information:

HealthStream, Inc.

209 10th Avenue South, Suite 450

Nashville, Tennessee 37203

Attention: Investor Relations

Telephone: (615) 301-3237

3,100,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

                    , 2015

William Blair		Raymond James

Avondale Partners	Craig-Hallum Capital Group	First Analysis